UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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SOLARWINDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SolarWinds, Inc.
7171 Southwest Parkway
Building 400
Austin, Texas 78735
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2015
To the Stockholders of SolarWinds, Inc.:
The annual meeting of stockholders for SolarWinds, Inc. (“we,” “us,” or the “Company”) will be held at 7171 Southwest Parkway, Building 500, Austin, Texas, U.S.A. 78735, on Thursday, May 14, 2015 at 8:30 a.m. Central Time. The purposes of the meeting are:

1.	To elect two Class III directors named in the accompanying proxy statement (Proposal One);
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal Two);
3.	To approve, on a non-binding basis, the compensation of the named executive officers (Proposal Three);
4.	To approve the SolarWinds, Inc. 2015 Performance Incentive Plan (Proposal Four);
5.
To provide for the adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are insufficient shares present or voting affirmatively at the time of the annual meeting either (1) to establish a quorum; or (2) if a quorum is present, to approve Proposals One through Four (Proposal Five); and

6.	To transact such other business as may properly come before the annual meeting.
Our board of directors (the “Board”) has fixed the close of business on March 20, 2015 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the annual meeting. This notice of annual meeting of stockholders and accompanying proxy statement are being distributed or made available to stockholders beginning on or about April 3, 2015.
Our annual meeting will be webcast on our website at http://ir.solarwinds.com. The webcast will begin at 8:30 a.m. Central Time on May 14, 2015 and an archived copy of the webcast will be available on our website for at least 30 days thereafter.
YOUR VOTE IS IMPORTANT!
Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 14, 2015: The proxy statement and 2014 Annual Report are available at www.proxyvote.com.
By order of the Board of Directors,
Kevin B. Thompson
President, Chief Executive Officer and Director
Austin, Texas
Date: April 3, 2015

SOLARWINDS, INC.
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 14, 2015

Required Vote and Recommendation of the Board for Proposal Five	54
OTHER MATTERS	55
EXHIBIT A: SOLARWINDS, INC. 2015 PERFORMANCE INCENTIVE PLAN	A-1

SOLARWINDS, INC.
7171 Southwest Parkway
Building 400
Austin, Texas 78735
(512) 682-9300
PROXY STATEMENT
FOR THE
2015 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement is furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held at 7171 Southwest Parkway, Building 500, Austin, Texas, U.S.A. 78735, on Thursday, May 14, 2015 at 8:30 a.m. Central Time. On April 3, 2015, we began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) or a full set of the proxy materials for our annual meeting, including this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Annual Report”) and an accompanying proxy card.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are permitted to furnish our proxy materials to our stockholders over the Internet by delivering the Notice in the mail to notify our stockholders that such materials are available. As a result, most of our stockholders have not been provided a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and the 2014 Annual Report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.
What is the purpose of these proxy materials?
You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the annual meeting. This proxy statement describes issues on which we would like you to vote at our annual meeting of stockholders and gives you information on these issues so that you can make an informed decision.
Our Board has made this proxy statement and proxy card available to you on the Internet because you own shares of SolarWinds, Inc. common stock, in addition to delivering printed versions of this proxy statement and proxy card to certain stockholders by mail.
When you vote over the Internet, by telephone or (if you received your proxy card by mail) by completing, signing and returning the proxy card, you appoint Kevin B. Thompson and Jason Ream as your representatives at the annual meeting. They will vote your shares at the annual meeting as you have instructed them or, if an issue that is not listed on the accompanying notice of annual meeting of stockholders comes up for vote, in accordance with their best judgment. Consequently, if you properly submit your vote over the Internet, by telephone or by mail, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by using the Internet, by telephone or (if you received your proxy card by mail) by completing, signing and returning your proxy card.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain a separate copy of the proxy materials?
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, if you have elected to receive a full set of the proxy materials by mail, we deliver a single copy of this proxy statement and our 2014 Annual Report on Form 10-K, including any amendments (the “Annual Report”), to stockholders of record who have the same address unless we are notified that one or more of these stockholders wishes to receive individual copies. This procedure reduces our printing costs and postage fees.
If you participate in householding, upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you wish to receive a separate copy of this proxy statement and the 2014 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717; or by telephone at 1-800-542-1061. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this proxy statement and the 2014 Annual Report, or if you hold our common stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. as indicated above.
If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or nominee directly if you have questions, require additional copies of the Notice, this proxy statement or the 2014 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our common stock sharing an address.
Who is entitled to vote?
Holders of our common stock at the close of business on March 20, 2015 are entitled to vote. March 20, 2015 is referred to as the “record date.”
In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the annual meeting on May 14, 2015 and will be accessible in electronic form for ten days prior to the meeting at our principal place of business, 7171 Southwest Parkway, Building 400, Austin, Texas 78735, between the hours of 9:00 a.m. and 5:00 p.m. local time.
To how many votes is each share of common stock entitled?
Holders of common stock are entitled to one vote per share. On the record date, there were 76,364,382 shares of our common stock outstanding and entitled to vote.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, to be a “stockholder of record.” The Notice or a printed copy of our proxy materials has been or will be sent directly to you.
If your shares are held in a brokerage account or by a bank or other holder of record, then your shares are held in “street name” and you are considered the “beneficial owner” of those shares. In this case, the Notice or a printed copy of our proxy materials has been or will be sent to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.
How do I vote?
Stockholders of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person.

•
Through the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 13, 2015. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•
By telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 13, 2015. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	By mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.
The method you use to vote will not limit your right to vote at the annual meeting, if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the annual meeting.
If you hold shares in street name through a bank, broker or other holder of record, please refer to the Notice or other information forwarded by your bank, broker or other holder of record to see which voting options are available to you. You must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the annual meeting.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. If you are a record holder, you may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	sending a written notice of revocation to Corporate Secretary, SolarWinds, Inc., 7171 Southwest Parkway, Building 400, Austin, Texas 78735; or

•	voting in person at the annual meeting.
If you hold shares in street name, you may do this by:

•	submitting new voting instructions in the manner provided by your bank, broker or other holder of record; or

•	obtaining a “legal proxy” from your bank, broker or other holder of record in order to vote your shares at the annual meeting.
Attendance at the meeting will not by itself revoke a proxy.
How many votes are needed to hold the annual meeting?
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business. If a quorum is not present, we may adjourn the annual meeting to solicit additional proxies.
On what items am I voting?
You are being asked to vote on five items:

•	the election of two Class III directors nominated by the Board and named in the proxy statement to serve a term of three years until our 2018 annual meeting of stockholders (Proposal One);

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal Two);

•	the approval, by non-binding vote, of the compensation of the named executive officers (Proposal Three);

•	the approval of the SolarWinds, Inc. 2015 Performance Incentive Plan (Proposal Four); and

•
the adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are insufficient shares present or voting affirmatively at the time of the annual meeting either (1) to establish a quorum; or (2) if a quorum is present, to approve Proposals One through Four (Proposal Five).

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?
With respect to the election of each of the nominees for director, you may:

•	vote FOR the election of the director nominee;

•	vote AGAINST the election of the director nominee; or

•	ABSTAIN from voting on the election of the director nominee.
A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.
Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of the election of directors.
What happens if a nominee is unable or unwilling to stand for election?
If a nominee is unable or unwilling for good cause to stand for election, the Board may either:

•	reduce the number of directors that serve on the Board; or

•	designate a substitute nominee.

If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election or unwilling for good cause will be voted for the substitute nominee.
How may I vote for the ratification of the appointment of our independent registered public accounting firm, and how many votes must the proposal receive to pass?
With respect to the proposal to ratify the appointment of our independent registered public accounting firm, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
The ratification of the appointment of our independent registered public accounting firm must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. We do not expect there to be any broker non-votes on this proposal.
How may I vote for the non-binding approval of the compensation of the named executive officers, and how many votes must the proposal receive to pass?
With respect to the proposal to approve, on a non-binding basis, the compensation of the named executive officers, or the Say on Pay vote, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal is required to approve the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement. However, the vote to approve the compensation paid to our named executive officers is an advisory vote only and, therefore, the result of that vote will not be binding on our Board or Compensation Committee. Our Compensation Committee will, however, consider the outcome of the vote when determining future executive compensation arrangements. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker nonvotes are not entitled to vote on the proposal and will not be counted in determining the outcome of this proposal.
How may I vote for the approval of the SolarWinds, Inc. 2015 Performance Incentive Plan, and how many votes must the proposal receive to pass?
With respect to the proposal to approve the SolarWinds, Inc. 2015 Performance Incentive Plan, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
The SolarWinds, Inc. 2015 Performance Incentive Plan must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes are not entitled to vote on the proposal and will not be counted in determining the outcome of this proposal.
How may I vote for the adjournment or postponement of the annual meeting, and how many votes must the proposal receive to pass?
With respect to the proposal adjourn or postpone the annual meeting, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
The adjournment or postponement of the annual meeting must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. We do not expect there to be any broker non-votes on this proposal.
How does the board of directors recommend that I vote?
The Board recommends a vote:

•	FOR each of the director nominees;

•	FOR the ratification of the appointment of our independent registered public accounting firm;

•	FOR the approval, on a non-binding basis, of the compensation of the named executive officers;

•	FOR the approval of the SolarWinds, Inc. 2015 Performance Incentive Plan; and

•	FOR the adjournment or postponement of the annual meeting, if necessary.
What happens if I do not give specific voting instructions?
If you either:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. See the section entitled “Other Matters” below.
If I hold my shares in a brokerage account, what happens if I do not provide voting instructions to my broker?
If your shares are held in street name through a broker and you do not provide voting instructions to your broker, your broker will have discretion to vote your shares only on “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in Proposal Two or the adjournment or postponement of the annual meeting described in Proposal Five. Proposals One, Three and Four in this proxy statement are considered “non-routine matters.” If the broker that holds your shares does not receive instructions from you on how to vote your shares, your broker will not have the authority to vote your shares on these non-routine matters. Therefore, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on Proposal Two or Proposal Five and your shares will constitute “broker non-votes” with respect to each of Proposals One, Three and Four. See “How are broker non-votes and abstentions treated” below.
We encourage you to provide instructions to your brokerage firm through one of the voting methods they have provided. This action ensures your shares will be voted at the meeting in accordance with your wishes.
How are broker non-votes and abstentions treated?
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the various proposals:

•
Proposal One: Abstentions and broker non-votes will not count as a vote “FOR” or “AGAINST” with respect to a nominee’s election and thus will not be counted in determining the outcome of the election of directors.

•
Proposal Two: Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. The approval of Proposal Two is a routine matter on which a broker is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

•
Proposal Three: Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. Broker non-votes will not be counted in determining the outcome of this proposal as brokers are not entitled to vote on this proposal in the absence of voting instructions from the beneficial owner.

•
Proposal Four: Abstentions will be counted towards the vote total and will have the same effect as votes against the proposal. Broker non-votes will not be counted in determining the outcome of this proposal as brokers are not entitled to vote on this proposal in the absence of voting instructions from the beneficial owner.

•
Proposal Five: Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. The approval of Proposal Five is a routine matter on which a broker is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the broker that holds your shares by carefully following the instructions provided by your broker.
What do I need to show to attend the annual meeting in person?
For beneficial owners of shares held in street name, you will need proof of your share ownership and a form of photo identification. Proof of share ownership may be a recent brokerage statement or letter from your broker showing that you owned shares of our common stock as of March 20, 2015. For stockholders of record, you will need a copy of your Notice or proxy card and photo identification. If you do not have the above-listed materials, you may not be admitted to the annual meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.
How can I submit a proposal for the 2016 annual meeting?
Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2016 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). To be eligible for inclusion, stockholder proposals must be submitted in accordance with Rule 14a-8 and received by us not later than December 5, 2015. Stockholder proposals received after the close of business on December 5, 2015 would be untimely. Stockholder proposals must be in writing and received by the deadline described above at our principal executive offices at SolarWinds, Inc., 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2016 annual meeting.
Requirements for Stockholder Proposals or Director Nominations to Be Brought Before the 2016 Annual Meeting of Stockholders. Notice of any proposal or director nomination that you intend to present at the 2016 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders, must be delivered to our Corporate Secretary by mail at 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary not less than 90 days nor more than 120 days in advance of the anniversary of our 2015 annual meeting. In addition, to be properly brought before the annual meeting your notice must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that you intend to present at the 2016 annual meeting of stockholders. A copy of our bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Corporate Secretary. Such requests and all notices of proposals and director nominations by stockholders should be sent to SolarWinds, Inc., 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary.
Important Notice Regarding the Availability of Proxy Materials
for the Meeting to be Held on Thursday, May 14, 2015
This proxy statement and our 2014 Annual Report are available online at www.proxyvote.com.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS
General
Our Board is currently comprised of seven (7) directors and is divided into three classes with staggered three-year terms. The Board currently has three directors in Class I, two directors in Class II and two directors in Class III. J. Benjamin Nye, one of our Class I directors, has notified us that he will resign from the Board effective as of the close of business on May 31, 2015. The term of office of our other Class I directors, Paul J. Cormier and Kevin B. Thompson, will expire at the 2016 annual meeting of stockholders. The term of office of our Class II directors, Steven M. Cakebread and Roger J. Sippl, will expire at the 2017 annual meeting. The term of office of our Class III directors, Ellen F. Siminoff and Lloyd G. Waterhouse, will expire at this year's annual meeting of stockholders. There are no family relationships between any of our directors or executive officers.
Nominees for Election as Class III Directors at the Annual Meeting
Listed below are this year’s nominees for election to the Board as Class III directors. Each of the director nominees has consented to be named in this proxy statement and to serve if elected. If elected, each nominee will serve for a term of three years expiring at the 2018 annual meeting of stockholders and until a successor has been duly elected and qualified or until the nominee’s earlier death, resignation or removal. The age of each director is as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
Ellen F. Siminoff	47	Director	June 2008
Lloyd G. Waterhouse	63	Director	May 2010
Ellen F. Siminoff has served as President and Chief Executive Officer of Shmoop University, an educational website, since March 2008. From March 2004 to March 2008, Ms. Siminoff served as President and Chief Executive Officer of Efficient Frontier, Inc., a pioneer of dynamic search engine marketing management services. From 1996 to 2002, Ms. Siminoff served in various capacities at Yahoo! Inc., including as Vice President of Business Development and Planning, Senior Vice President of Entertainment and Small Business and Senior Vice President of Corporate Development. She received an A.B. from Princeton University in Economics and an M.B.A. from the Stanford Graduate School of Business. She serves on the board of directors of Zynga, Inc. (NASDAQ: ZNGA) and various private companies. During the past five years, she has also served on the board of directors of U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), Journal Communications, Inc. (NYSE: JRN) and Glu Mobile Inc. (NASDAQ: GLUU). We believe that Ms. Siminoff’s financial, business and marketing skills specific to the software industry as demonstrated by her positions as a director and senior officer of technology companies make her well-qualified to serve as a director.
Lloyd G. Waterhouse served as the Chief Executive Officer of McGraw-Hill Education from June 2012 until April 2014. Mr. Waterhouse served as Chief Executive Officer and President of Harcourt Education, a global education company, from September 2006 until December 2007 and served as an independent director and consultant from August 2004 to September 2006. From April 2001 to July 2004, he served as Chief Executive Officer and Chairman of Reynolds and Reynolds Co., a leading provider of integrated solutions to automotive retailers. During the past five years, he was also a director of ITT Educational Services, Inc. (NYSE: ESI) and i2 Technologies, Inc. (NASDAQ: ITWO) prior to its acquisition by JDA Software Group, Inc. We believe that Mr. Waterhouse’s experience as a senior executive, particularly within the software industry, and as a director, including his role as a public company director for over ten years, make him well-qualified to serve as a director.
Required Vote and Recommendation of the Board for Proposal One
The affirmative vote of a majority of the votes cast at the annual meeting is required for the election of our Class III directors. You may vote “FOR” or “AGAINST” each of the nominees for election as director or you may “ABSTAIN” from voting on the election of each director nominee.
A nominee receiving more “FOR” votes than “AGAINST” votes among votes properly cast in person or by proxy will be elected to the Board as a Class III director. Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of the election of directors.
Our Corporate Governance Guidelines include a director resignation policy for directors. This policy states that in an uncontested election, any incumbent director nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election at a meeting of stockholders shall promptly tender his or her resignation to the Board following certification of the election results. For purposes of applying this policy, we treat votes “AGAINST” a director nominee as a vote “WITHHELD” from his or her election. The Nominating and Governance Committee of the Board is required to make recommendations to the Board with respect to any such tendered resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept an incumbent director nominee’s resignation. Our full director resignation policy is set forth in our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at www.solarwinds.com.
Our Board recommends that you vote FOR Ms. Siminoff and Mr. Waterhouse.
Continuing Directors Not Standing for Election
Certain information about those directors whose terms do not expire at the annual meeting is furnished below. The ages of each director are as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
Steven M. Cakebread	63	Director	January 2008
Paul J. Cormier	57	Director	July 2014
J. Benjamin Nye	49	Director	December 2005
Roger J. Sippl	60	Director	March 2010
Kevin B. Thompson	49	Director, President and Chief Executive Officer	March 2010
Class I Directors (Terms Expire in 2016)
Paul J. Cormier has served as President, Products and Technologies of Red Hat, Inc. (NYSE: RHI), a provider of open source software solutions, since April 2008 and as Executive Vice President since May 2001. From March 1999 to May 2001, Mr. Cormier served as Senior Vice President, Research and Development at BindView Development Corporation, a network management software company. From June 1998 to March 1999, Mr. Cormier served as Chief Technology Officer for Netect Internet Software Company, a network security vendor. From January 1996 to June 1998, Mr. Cormier first served as Director of Engineering, Internet Security and Collaboration Products and then as Senior Director of Software Product Development, Internet Security Products, for AltaVista Internet Software, a web portal and internet services company. Mr. Cormier received a B.S. from Fitchburg State University and an M.S. in Software Development from Rochester Institute of Technology. He also serves on the board of directors of Hortonworks, Inc. (NASDAQ: HDP) We believe that Mr. Cormier's technical and business expertise, including his experience as an executive with global technology companies, make him well-qualified to serve as a director. Mr. Cormier was initially identified by our Chief Executive Officer and recommended for review by our Nominating and Governance Committee by Mr. Waterhouse, the chairman of our Nominating and Governance Committee.
J. Benjamin Nye is a Managing Director and leads the technology and infrastructure investing efforts for Bain Capital Venture Partners, LLC, which he joined in October 2004. Mr. Nye has also served as the Chief Executive Officer of VMTurbo, Inc., a software company that provides virtualization management solutions for control cloud and virtualized environments since September 2013. From June 2003 until October 2004, Mr. Nye was a Senior Vice President at VERITAS Software Corporation, a software company. Mr. Nye served as the Chief Operating Officer and Chief Financial Officer of Precise Software Solutions, Ltd., an application performance management company, where Mr. Nye joined in January 2000 and helped the Company through its initial public offering and growth from $10 million to $100 million in revenue prior to its acquisition by VERITAS Software Corporation for $640 million in June 2003. He also serves on the boards of directors of several private companies, including AppNeta, Inc., Rapid7 LLC and VMTurbo, Inc. Mr. Nye has been awarded the “Exceptional Service Award” for his tenure as a political appointee in the U.S. Department of the Treasury working for Lloyd Bentsen and Robert Rubin. He also served as a consultant in the strategy group at Mercer Management Consulting. Mr. Nye received a B.A. from Harvard College and an M.B.A. from Harvard Business School. We believe that Mr. Nye’s financial and business expertise, including his experience in managing and directing technology companies, make him well-qualified to serve as a director. Mr. Nye has notified us that he will resign from the Board effective as of the close of business on May 31, 2015.
Kevin B. Thompson is our President and Chief Executive Officer. He has served as our President since January 2009 and our Chief Executive Officer since March 2010. He previously served as our Chief Financial Officer and Treasurer from July 2006 to March 2010 and our Chief Operating Officer from July 2007 to March 2010. Prior to joining the Company, Mr. Thompson was Chief Financial Officer of Surgient, Inc., a software company, from November 2005 until March 2006 and was Senior Vice

President and Chief Financial Officer at SAS Institute, a privately-held business intelligence software company, from August 2004 until November 2005. From October 2000 until August 2004, Mr. Thompson served as Executive Vice President and Chief Financial Officer of Red Hat, Inc., a publicly-traded enterprise software company. Mr. Thompson holds a B.B.A. from the University of Oklahoma. He also serves on the board of directors of NetSuite, Inc. (NYSE: N) and Barracuda Networks, Inc. (NYSE: CUDA). We believe that Mr. Thompson’s financial and business expertise and his daily insight into corporate matters as principal executive officer of the Company make him well-qualified to serve as a director.
Class II Directors (Terms Expire in 2017)
Steven M. Cakebread has served as the Chief Financial Officer of Yext, Inc., an Internet advertising company, since October 2014. Mr. Cakebread served as the Chief Financial Officer and Chief Administrative Officer of D-Wave Systems Inc., a quantum computing company, from April 2013 to October 2014. Mr. Cakebread served as the Chief Financial Officer of Pandora Media, Inc., a publicly-traded Internet radio company, from March 2010 to December 2012. From February 2009 to August 2009, he served as the Senior Vice President, Chief Financial Officer and Chief Administrative Officer at Xactly Corporation, a provider of on-demand sales performance management software, where he was responsible for financial operations, legal, information technology, facilities and human resources. From February 2008 to January 2009, Mr. Cakebread served as the President and Chief Strategy Officer of salesforce.com, a publicly-traded software company that provides customer relationship management services, and as Executive Vice President and Chief Financial Officer of salesforce.com from May 2002 to February 2008. In his various positions at salesforce.com, Mr. Cakebread was responsible for managing the company’s global financial staff and initiatives and evaluating its software service deliverability. From April 1997 to April 2002, Mr. Cakebread served as Senior Vice President and Chief Financial Officer at Autodesk, a software company. From April 1992 to April 1997, he was Vice President of Finance for Silicon Graphics World Trade, a subsidiary of a company that developed high-performance computing and data management hardware and software. Mr. Cakebread received a B.S. from the University of California at Berkeley and an M.B.A. from Indiana University. Mr. Cakebread also serves on the board of directors of ServiceSource (NASDAQ: SREV). During the past five years, Mr. Cakebread also served on the board of directors of Care.com (NYSE: CRCM). We believe that Mr. Cakebread’s considerable management, operational and financial expertise, including a deep understanding of public company accounting principles and financial reporting rules and regulations, and his insight into opportunities and challenges facing global technology companies fostered as a senior officer of various software companies make him well-qualified to serve as a director.
Roger J. Sippl was the founder, CTO and Executive Chairman of Elastic Intelligence, Inc., a cloud computing company and developer of Connection Cloud, which was founded in 2009 and acquired by Intuit Inc. in 2013. Mr. Sippl is now a Cloud Architect at Intuit Inc. and has been a Managing Member and Partner of Sippl Investments, LLC, a venture capital firm, since 1998. In 2002, Mr. Sippl founded Above All Software, Inc., a business integration software company, and served as its Chief Executive Officer until April 2005 and as its Chairman of the Board from April 2005 until March 2007. Mr. Sippl served as the Chief Executive Officer and Chairman of the Board of Visigenic Software, Inc., a software development tools provider that he founded, from 1993 until it was acquired by Borland International, Inc. in 1998. He co-founded The Vantive Corporation, a global enterprise software company specializing in customer relationship management software that was acquired by PeopleSoft, Inc. in 2000. From 1980 to 1989, Mr. Sippl served as Chief Executive Officer of Informix Corporation, a database company that he founded, and from 1989 to 1993, as its Chairman of the Board of Directors. Mr. Sippl was also a director of Interwoven from April 2007 until it was acquired by Autonomy Corporation plc in March 2009. Mr. Sippl holds a B.S. in computer science from the University of California at Berkeley. We believe that Mr. Sippl’s business experience as a director and senior officer in several technology companies coupled with his substantial expertise in the software industry make him well-qualified to serve as a director.

CORPORATE GOVERNANCE
Board Leadership
Currently, we do not have a Chairman of the Board. In the meantime, our Lead Independent Director, Steven M. Cakebread, acts as chairperson for regular meetings in addition to his role as chairperson of the executive sessions of the independent directors of the Board. Following an executive session of independent directors, the Lead Independent Director acts as a liaison between the independent directors and the Board regarding any specific feedback or issues. The Lead Independent Director also provides management with input regarding schedule and agenda items for Board and committee meetings and the information to be provided to the independent directors in performing their duties. In addition, each of the committees of the Board is chaired by an independent director.
Because all but one of the Company’s Board members is an independent director, we believe that our Lead Independent Director handles many of the responsibilities of a Chairman of the Board and also promotes efficient communication throughout the Board and allows us to make decisions efficiently to properly serve our stockholders. Therefore, we do not believe that a Chairman of the Board is necessary at this time.
Risk Oversight
Our business is subject to various types of risk, including competitive, technological, legal, personnel, financial and other risks. While no one can foresee and eliminate each and every risk, our Board is charged with, among other things, overseeing our risk management processes as implemented by management and with ensuring that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout our organization. Our Board believes that each of our directors, other than Mr. Thompson, is independent under the rules of the NYSE and the Board further believes that this independence provides effective oversight of our management. The Board regularly reviews information and reports from members of senior management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. More specifically, the Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of operational, financial, legal and regulatory risks. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about all such risks.
Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.
Board Committees
Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Pursuant to our Corporate Governance Guidelines, each committee consists entirely of directors who meet the requirement for independence under applicable NYSE and SEC rules, as further described below under the caption “Director Independence.” Our Board has adopted a charter for each committee that is available on the investor relations portion of our website at www.solarwinds.com. We believe that each of our committee charters and the functioning of each committee comply with the applicable requirements of the NYSE and SEC rules and regulations.
The table below lists the current membership of each committee and the number of committee meetings held in 2014.

	Audit Committee	Compensation Committee	Nominating and Governance Committee
Steven M. Cakebread	Chairman
Paul J. Cormier
J. Benjamin Nye		Member
Ellen F. Siminoff		Member	Member
Roger J. Sippl	Member	Chairman	Member
Lloyd G. Waterhouse	Member	Member	Chairman
Number of Meetings held in 2014	8	8	5

The primary responsibilities of each committee are described below.
Audit Committee
The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee oversees our corporate accounting and financial reporting processes. The Audit Committee also:

•	evaluates our independent auditors’ qualifications, independence and performance;

•	determines the engagement of our independent auditors;

•	pre-approves the retention of our independent auditors to perform any proposed permissible non-audit services;

•	monitors the performance of the Company’s internal audit function and independent auditors;

•	monitors the rotation of partners of our independent auditors on our engagement team;

•	monitors the Company’s compliance with legal and regulatory requirements;

•	reviews our financial statements and reviews our critical accounting policies and estimates; and

•	reviews and discusses with management and our independent auditors the results of the annual audit and the quarterly reviews of our financial statements.
The members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 303A.02 of the NYSE listing standards and the requirements of Rule 10A-3(b)(1) under the Exchange Act. In addition, each member of the Audit Committee is financially literate as required by the NYSE listing standards, is an “audit committee financial expert” as defined in the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002 and fulfills the “accounting or related financial management expertise” requirements set forth in the NYSE listing standards.
Compensation Committee
The Compensation Committee has the general responsibility of overseeing our compensation and benefit programs, including the following:

•	overseeing our compensation philosophy;

•	reviewing and recommending plans and policies relating to compensation and benefits of our executive officers, employees and outside directors;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers;

•	evaluating the performance of our executive officers in light of established goals and objectives;

•	setting compensation of our executive officers based on their evaluations;

•	preparing the compensation discussion and analysis and report of the Compensation Committee that the SEC requires in our annual proxy statements;

•	reviewing, approving and making recommendations to our Board regarding our equity compensation plans and administering the same; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.
In fulfilling its responsibilities, the Compensation Committee is solely responsible for making the final decisions on compensation for our executive officers and takes into account recommendations of our President and Chief Executive Officer in determining the compensation of our other executive officers and input requested from our President and Chief Executive Officer in determining his compensation. Our executive officers do not have any other role in determining the form or amount of compensation paid to the executive officers. In addition, the Compensation Committee retains the power to form and delegate matters to a subcommittee of the Compensation Committee, except that the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. Pursuant to this authority, the Compensation Committee has designated a Committee for Equity Awards to Non-Officers with the authority to grant equity awards to non-officer employees of the Company within guidelines established by the Compensation Committee from time to time. Such committee is required to consist of a minimum of one member of the Board, and currently consists of the Chief Executive Officer in his capacity as a member of the Board.

Pursuant to its charter, the Compensation Committee is authorized to retain or obtain the advice of a compensation consultant to assist in the evaluation of compensation to our executive officers. In September 2013, the Compensation Committee engaged Compensia to conduct a review of our executive compensation program and to make recommendations for 2014 compensation for our executive officers. The Compensation Committee is directly responsible for the appointment, compensation and oversight of Compensia’s work, and has concluded that Compensia’s engagement did not raise any conflict of interest. For additional information concerning Compensia’s engagement, see “Executive Compensation—Compensation Discussion and Analysis” below.
Nominating and Governance Committee
The Nominating and Governance Committee identifies individuals qualified to become Board members and assists our Board in reviewing and recommending nominees for election as directors. The Nominating and Governance Committee also:

•	oversees and evaluates the qualifications and performance of the members of our Board and management;

•	develops and recommends to the Board our corporate governance principles;

•	reviews potential conflicts of interest of members of the Board and executive officers;

•	oversees compliance by the Board and its committees with applicable laws and regulations;

•
oversees the Board’s annual self-evaluation process, including, without limitation, conducting surveys of director observations, suggestions and preferences regarding how effectively the Board operates;

•	reviews and assesses the composition and performance of our Board and its committees; and

•	administers our Code of Business Conduct and Ethics.
Director Independence
Our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at www.solarwinds.com, state that our Board shall have a majority of directors who meet the criteria for independence established by applicable law, including the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and those of the NYSE. The Nominating and Governance Committee annually reviews the independence of each Board nominee, conducts a periodic review of the independence of the other members of the Board and its Committees and reports its findings to the full Board. Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that: (i) each of the members of the Board except for Mr. Thompson, our President and Chief Executive Officer, satisfies the independence criteria set forth in the applicable NYSE listing standards and SEC rules; (ii) each of the members of our Audit Committee satisfies the enhanced criteria applicable to members of the Audit Committee set forth in the applicable NYSE listing standards and SEC rules; and (iii) each of the members of our Compensation Committee satisfies the enhanced criteria applicable to members of the Compensation Committee set forth in the applicable NYSE listing standards and SEC rules. Furthermore, each member of our Compensation Committee qualifies as a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").
For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with us, other than as a director and a stockholder. NYSE listing standards set forth certain circumstances in which a director may not be deemed independent, including certain relationships that exist at the time of the determination or during the prior three years. Under these NYSE listing standards, Mr. Thompson could not be independent because he is a Company employee.
With respect to our non-employee directors, the Board considered all relevant facts and circumstances in making its determinations of independence, including the following:

•	None of our non-employee directors receives any direct compensation from us other than under the director compensation plan;

•	No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee or otherwise receives direct compensation from us;

•
No non-employee director is an employee of our independent registered public accounting firm and no non-employee director (or any of their respective immediate family members) is a current partner of our independent registered public accounting firm, or was within the last three years, a partner or employee of our independent registered public accounting firm and personally worked on our audit;

•	No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from us;

•
None of our executive officers is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer;

•
No non-employee director (or any of their respective immediate family members) is indebted to us and we are not indebted to any non-employee director (or any of their respective immediate family members);

•	No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that received contributions from us; and

•	The transactions described below under “Certain Relationships and Related Transactions.”
Communications to the Board of Directors
Stockholders and any other interested parties may communicate with the members of the Board, with individual directors, including our Lead Independent Director, or with any group of directors, including our independent directors, by sending a letter to our Corporate Secretary at 7171 Southwest Parkway, Building 400, Austin, Texas 78735 or a fax to (866) 568-3052. Our Corporate Secretary reviews all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material) and, if appropriate, routes such communications to the appropriate member of the Board, or, if none is specified, to the Lead Independent Director (or director acting in such capacity at the time).
Director Nomination Procedures
The Nominating and Governance Committee has the responsibility for reviewing and recommending to the Board the Company’s candidates for director positions. The Nominating and Governance Committee, in evaluating Board candidates, considers factors such as professional background and skills, personal character, values and discipline, ethical standards, diversity and other outside commitments, all in the context of an assessment of the needs of the Board at the time. The Committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The Nominating and Governance Committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.
The Nominating and Governance Committee will consider director candidates recommended by stockholders in the same manner and using the same criteria as used for any other director candidate. The Nominating and Governance Committee also may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit a recommendation in writing to our Corporate Secretary at 7171 Southwest Parkway, Building 400, Austin, Texas 78735, and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time that the person has owned the shares;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director;

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected; and

•
any other information about the stockholder and the candidate that would be required if the stockholder provided notice to the Company of its intent to nominate the director candidate pursuant to Section 2.4 of our amended and restated bylaws.

The Nominating and Governance Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Board.
For a candidate to be considered by the Nominating and Governance Committee for nomination to the Board at an upcoming annual meeting, a stockholder recommendation must be received by our Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.
The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate: accomplishment in his or her field; an ability to make a meaningful contribution to the Board’s oversight of our business and affairs; and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines: a candidate’s specific experiences and skills; industry background and knowledge; time availability in light of other commitments; potential conflicts of interest; interpersonal skills and compatibility with the Board; ability to complement the competency and skills of the other Board members; and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.
The Nominating and Governance Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity; and to constructively challenge management through their active participation and questioning. In particular, the Nominating and Governance Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses.
Board Meetings and Attendance
The Board held six (6) meetings in 2014. During 2014, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings of committees on which such member served, during the period of such member’s service.
Director Attendance at Annual Meetings of Stockholders
Directors are encouraged, but not required, to attend our annual stockholder meetings. All of our current directors who were then serving as directors attended our 2014 annual stockholder meeting.
Non-Employee Director Compensation
The Compensation Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of the Company receive no additional compensation for service on the Board. The Company’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Compensation Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors with our stockholders and, by vesting over time, to create an incentive for continued service on the Board.
In September 2013, our Compensation Committee engaged Compensia, an independent third-party compensation consultant, to conduct a review of our director compensation plan and compensation programs at comparable companies. Our Compensation Committee, with the assistance of Compensia, selected the following companies to be our 2014 peer group (“2014 Peer Group”) based on a number of factors, including industry, revenue, growth rate, operating margin in conjunction with revenue growth rate, market capitalization, complexity of operations, board size and composition and tenure as a publicly-traded company:

CommVault Systems, Inc.	Qlik Technologies Inc.
Concur Technologies, Inc.	RealPage, Inc.
Cornerstone OnDemand, Inc.	Red Hat, Inc.
Fortinet, Inc.	Riverbed Technology, Inc.
Guidewire Software, Inc.	ServiceNow, Inc.
Infoblox Inc.	Sourcefire, Inc.
Jive Software, Inc.	Splunk Inc.
NetSuite Inc.	Workday, Inc.
Palo Alto Networks, Inc.

Upon market review and the comparison of our performance versus the performance of the 2014 Peer Group, our Compensation Committee determined that it would be advisable to (1) increase the amount of the general board member retainer, (2) increase the amount of the compensation committee chair retainer, and (3) increase the value of the initial and annual equity grants. In February 2014, our Compensation Committee recommended, and our Board approved, a director compensation plan for all non-employee directors effective May 15, 2014, as follows (all retainers are annual amounts paid quarterly):

General Board member retainer	$45,000
Lead Independent Director retainer	$25,000
Audit Committee Chair retainer	$26,000
Compensation Committee Chair retainer	$20,000
Nominating and Governance Committee Chair retainer	$12,000
Audit Committee member retainer	$13,000
Compensation Committee member retainer	$10,000
Nominating and Governance Committee member retainer	$6,000
Initial equity grant	$450,000 value (50% stock options and 50% restricted stock units) (1)(2)
Annual equity grant	$350,000 (50% stock options and 50% restricted stock units) (1)(3)

(1)
The number of stock options granted will be calculated using the fair value of the options as calculated on the date of grant using the Black-Scholes option-pricing model. All options granted will have an exercise price equal to the closing price per share of our common stock on the date of grant. The number of restricted stock units granted will be calculated using the closing price of per share of our common stock on the date of grant.

(2)
The grant is awarded on or about the date on which each person first becomes a non-employee director. This initial equity grant applies only to non-employee directors becoming a director after the date of adoption of the revised director compensation plan. One-third of each stock option award vests on the first anniversary of the grant date, with the remainder vesting ratably over the next 24 months, subject to continued service through each applicable date. One-third of each restricted stock unit award vests on each of the first three anniversaries of the grant date, subject to continued service through each applicable date.

(3)
The grant is awarded to continuing directors on the date of our annual meeting of stockholders if, as of such date, a director has served on the Board for at least the preceding six months. Each equity award will fully vest on the earlier of (i) the date of the next year’s annual stockholder meeting or (ii) December 31 of the calendar year following the calendar year in which the award is granted, whichever is earlier, subject to continued service through the applicable date.

Non-Employee Director Compensation Table for Year Ended December 31, 2014

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Total
Steven M. Cakebread	$94,153	$174,976	$175,021	$444,150
Paul J. Cormier (2)	21,387	224,991	224,996	471,374
J. Benjamin Nye	60,329	174,976	175,021	410,326
Ellen F. Siminoff	59,153	174,976	175,021	409,150
Roger J. Sippl	73,499	174,976	175,021	423,496
Lloyd G. Waterhouse	68,153	174,976	175,021	418,150

(1)
The amounts reported in these columns represent the aggregate grant date fair value of the stock awards and option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”) and, for option awards, is estimated on the date of grant using the Black-Scholes option-pricing model. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2014 may be found in Note 1 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended

December 31, 2014, as filed with the SEC. The number of shares of our common stock underlying outstanding stock awards and option awards held by each of our current non-employee directors as of December 31, 2014 are as follows:

Director Name	Outstanding Stock Awards	Outstanding Option Awards
Steven M. Cakebread	4,681	49,265
Paul J. Cormier	5,938	13,262
J. Benjamin Nye	4,681	42,584
Ellen F. Siminoff	4,681	63,265
Roger J. Sippl	4,681	48,184
Lloyd G. Waterhouse	4,681	51,087

(2)
Mr. Cormier joined our Board effective as of July 11, 2014. The amount reported in the table for Mr. Cormier represents compensation earned by him as a director in 2014 following the effective date of his appointment.

Director Stock Ownership Guidelines
On December 21, 2011, we adopted stock ownership guidelines for the members of our Board. Pursuant to these guidelines, each member of the Board must retain ownership of an amount of equity such that the net market value of the vested options, vested or unvested RSUs, restricted stock, or shares of stock held by the Board member is at least equal to 4 times that member’s base annual cash board retainer paid by the Company as of the annual meeting of stockholders. Each Board member shall have five years to accumulate (the “Accumulation Period”) this equity interest from the later of the implementation of this policy and the date such person became a member of the Board. Prior to the end of the Accumulation Period, a Board member must maintain a pro-rata amount of equity securities as of the date of each annual meeting of stockholders. The Board may approve any amendments, waivers or exceptions to this policy at its discretion. Our stock ownership guidelines are set forth in our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at www.solarwinds.com.

Security Ownership of Certain Beneficial Holders and Management
The following table sets forth information regarding ownership of our common stock as of March 20, 2015, the record date, by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of common stock, (b) each of our directors and nominees for director, (c) each of our named executive officers and (d) all directors and executive officers as a group.
Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after March 20, 2015, as well as shares issuable upon the vesting of restricted stock units held by the respective person or group that will vest within 60 days after March 20, 2015. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after March 20, 2015 and restricted stock units that will vest within 60 days after March 20, 2015 are included for that person or group (but the stock options or restricted stock units of any other person or group are not included). For each person and group included in the table, percentage ownership is based on the number of shares of our common stock outstanding as of March 20, 2015.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Approximate Percentage of Common Stock Outstanding
Over 5% Stockholders:
BlackRock, Inc. (2)	4,157,164	5.4%
The Vanguard Group (3)	3,983,237	5.2
Entities affiliated with Donald C. Yonce (4)	9,689,981	12.7
Named Executive Officers, Directors and Nominees:
Steven M. Cakebread (5)	55,197	*
Paul J. Cormier	—	*
Douglas G. Hibberd (6)	88,004	*
J. Barton Kalsu (7)	74,921	*
J. Benjamin Nye (8)	56,154	*
Jason Ream (9)	48,392	*
Ellen F. Siminoff (10)	75,988	*
Roger J. Sippl (11)	92,869	*
Paul Strelzick (12)	96,143	*
Kevin B. Thompson (13)	809,872	1.1
Lloyd G. Waterhouse (14)	66,287	*
All executive officers and directors as a group (11 people) (15)	1,463,827	1.9

*	Represents beneficial ownership of less than 1%.

(1)
Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise indicated, the address of each of the named individuals is: c/o SolarWinds, Inc., 7171 Southwest Parkway, Building 400, Austin, Texas 78735.

(2)
Pursuant to a Schedule 13G/A filed with the SEC on February 2, 2015, BlackRock, Inc. reported that, as of December 31, 2014, it and certain related entities had sole voting power over 3,959,333 shares and sole dispositive power over 4,157,164 shares and that its address is 55 East 52nd Street, New York, NY 10022.

(3)
Pursuant to a Schedule 13G/A filed with the SEC on February 11, 2015, The Vanguard Group reported that, as of December 31, 2014, it had sole voting power over 45,112 shares, sole dispositive power over 3,944,125 shares and shared dispositive power over 39,112 shares and that its address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Pursuant to a Schedule 13G/A filed with the SEC on February 3, 2015, Donald Yonce 2007 Trust reported that, as of December 31, 2014, it had sole voting and dispositive power over 5,268,734 shares and that Atlantis SolarWinds, LP had sole voting and dispositive power over 4,421,247 shares. The address of each of the reporting persons is c/o SolarWinds, Inc., 7171 Southwest Parkway, Building 400, Austin, Texas 78735.

(5)	Includes 49,265 shares subject to options exercisable, and 4,681 shares subject to restricted stock units which will vest, within 60 days of March 20, 2015.

(6)	Includes 68,870 shares subject to options exercisable within 60 days of March 20, 2015.

(7)	Includes 53,459 shares subject to options exercisable within 60 days of March 20, 2015.

(8)	Includes 42,584 shares subject to options exercisable, and 4,681 shares subject to restricted stock units which will vest, within 60 days of March 20, 2015.

(9)	Includes 32,932 shares subject to options exercisable within 60 days of March 20, 2015.

(10)
Includes 57,265 shares subject to options exercisable, 4,681 shares subject to restricted stock units which will vest, within 60 days of March 20, 2015, and 5,000 shares held by the D&E Living Trust. Ms. Siminoff and her spouse serve as co-trustees of the D&E Living Trust and retain voting and dispositive power.

(11)	Includes 48,184 shares subject to options exercisable, and 4,681 shares subject to restricted stock units which will vest, within 60 days of March 20, 2015.

(12)	Includes 81,107 shares subject to options exercisable within 60 days of March 20, 2015.

(13)	Includes 561,318 shares subject to options exercisable within 60 days of March 20, 2015.

(14)	Includes 51,087 shares subject to options exercisable, and 4,681 shares subject to restricted stock units which will vest, within 60 days of March 20, 2015.

(15)	Includes 1,046,071 shares subject to options exercisable, and 23,405 shares subject to restricted stock units which will vest, within 60 days of March 20, 2015.
Certain Relationships and Related Transactions
Applicable Policies and Procedures
Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s common stock or any of their respective immediate family members. The Company’s Code of Business Ethics and Conduct requires that each employee report to management on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with, the Company, or using confidential Company information or other corporate assets for personal profit. Members of the Board are also advised to disclose any potential conflict of interest to the full Board.
Pursuant to its written charter, our Audit Committee reviews and oversees all related person transactions. All of our directors, officers and employees are required to report to the Audit Committee any related person transaction prior to entering into the transaction. The Audit Committee is responsible for reviewing and approving proposed related person transactions. In making a determination, the Audit Committee considers all relevant facts and circumstances, such as the benefits of the transaction to the Company; the terms of the transaction and whether they are arm's length and in the ordinary course of the Company’s business; the direct or indirect nature of the related person’s interest in the transaction; the size and expected term of the transaction; and other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.
Furthermore, if a conflict of interest is suspected to arise based on a new relationship or changed circumstances related to an existing relationship, the matter is referred to the Audit Committee Chairman or Nominating and Governance Committee Chairman for review. If it is determined that a potential conflict of interest may exist, the Audit Committee or Nominating and Governance Committee would review the potential conflict and determine whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its stockholders.
In order to ensure that all material relationships and related person transactions have been identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations, each director and executive officer also completes and signs a questionnaire at the end of each fiscal year that requests confirmation that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to the Company.

Related Person Transactions
The following is a description of transactions since January 1, 2014, in which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest. The transactions set forth below were approved by our Audit Committee or, with respect to those entered prior to the establishment of our Audit Committee, by our Board. We believe that such transactions were on terms no less favorable to us than we could have obtained from unaffiliated and disinterested third parties.
We entered into a registration rights agreement dated as of December 13, 2005, as amended, with certain stockholders. Subject to the terms of this agreement, entities affiliated with Donald C. Yonce, a beneficial owner of more than 5% of our common stock, have demand registration rights entitling them to demand that we file a registration statement covering sales of the shares and piggyback registration rights entitling them to request that their shares be covered by a registration statement that we otherwise file. The registration rights agreement was filed as an exhibit to our Registration Statement on Form S-1 as filed with the SEC on March 19, 2008 and is incorporated by reference herein.
We have entered into various software license agreements whereby McGraw-Hill Education, or McGraw-Hill, and certain of its affiliated entities purchased our products in the ordinary course of business pursuant to arm’s length transactions. A member of our board of directors, Lloyd G. Waterhouse, was the chief executive officer of McGraw-Hill until April 2014. McGraw-Hill has paid the Company approximately $307,003, or less than 0.1% of our revenue for the fiscal year ended December 31, 2014, pursuant to such software license agreements since January 1, 2014.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock (“Reporting Persons”) to file reports of ownership and changes in ownership of our common stock with the SEC. Based solely on our review of such reports received or written representations from certain Reporting Persons during 2014, we believe that all Reporting Persons complied with all applicable reporting requirements in 2014, except that: (i) Bryan A. Sims, a former executive officer and Reporting Person, failed to file a Form 4 on a timely basis related to an exercise of stock options and subsequent sale of acquired shares made pursuant to a Rule 10b5-1 trading plan in February 2014; and (ii) Douglas G. Hibberd’s Form 3 filed in February 2014 inadvertently omitted certain shares beneficially owned by Mr. Hibberd upon his becoming an executive officer, which omission was subsequently corrected on an amended Form 3 filed in July 2014.
Code of Business Ethics and Conduct
Our Board adopted a code of business ethics and conduct for all employees, including our executive officers and directors. The code of business ethics and conduct is available on the investor relations portion of our website at www.solarwinds.com. The Company will disclose on its website at www.solarwinds.com, to the extent required by applicable SEC or NYSE rules and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to this code of business ethics and conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of business ethics and conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of business ethics and conduct that has been made known to any of our executive officers.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee of our Board has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the 2015 fiscal year and will present such appointment to the stockholders for ratification at the annual meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.
Stockholder ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP is not required by our organizational documents or applicable law. However, the Audit Committee and the Board believe it is a good corporate governance practice to request stockholder ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP and will take your vote on the proposal into consideration when appointing our independent registered public accounting firm in the future. If the appointment of PricewaterhouseCoopers LLP is not ratified by you, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Required Vote and Recommendation of the Board for Proposal Two
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal.
Our Board recommends that you vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015.
Audit and Non-Audit Fees
PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2014 and 2013. In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP also provides various other services to us. Fees paid to PricewaterhouseCoopers LLP for services provided during these years are presented below.

	2014	2013
Audit Fees	$1,403,212	$1,148,738
Audit-Related Fees	—	—
Tax Fees	63,608	69,224
Total	$1,466,820	$1,217,962
Audit Fees. Audit fees relate to professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of management’s report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002, fees associated with our registration statements filed with the SEC, accounting consultations related to audit services and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings both domestically and internationally.
Tax Fees. Tax fees include services for tax compliance and research, tax advice, tax planning and technical tax advice.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform audit services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.
All services provided by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2014 and December 31, 2013 were pre-approved by the Audit Committee.
Our Audit Committee has reviewed the fees and services described above, and believes that such fees and services are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

REPORT OF THE AUDIT COMMITTEE
The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.
The Audit Committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2014 audit, the Audit Committee has:

•
reviewed and discussed with management the Company’s audited financial statements, including management’s report on internal control over financial reporting included in our Annual Report on Form 10-K for the year ended December 31, 2014;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the Public Company Accounting Oversight Board standards; and

•
received from and discussed with PricewaterhouseCoopers LLP the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions described in the preceding bullet points, the Audit Committee recommended to the Board that the audited financial statements and management’s report on internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Steven M. Cakebread (Chair)
Roger J. Sippl
Lloyd G. Waterhouse

EXECUTIVE OFFICERS
Set forth below is the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Kevin B. Thompson	49	President and Chief Executive Officer
Jason Ream	43	Executive Vice President, Finance and Chief Financial Officer
Paul Strelzick	51	Executive Vice President, President Worldwide Sales
Douglas G. Hibberd	50	Executive Vice President, President Business Operations
J. Barton Kalsu	47	Executive Vice President, Finance and Chief Accounting Officer
Kevin B. Thompson—For biographical information, see “Proposal One—Election of Directors—Continuing Directors Not Standing for Election—Class I Directors.”
Jason Ream has served as our Executive Vice President, Finance and Chief Financial Officer since October 2013. He previously served as our Vice President of Growth Strategy from October 2012 until October 2013, as our Vice President, Tools from December 2011 until October 2012, and our Vice President, Corporate Development and Investor Relations from August 2009 until December 2011. Prior to joining the Company, Mr. Ream worked for J.P. Morgan as an Executive Director in investment banking from July 2006 to January 2009. From July 1999 to July 2006, he held various roles in investment banking at UBS, Piper Jaffray, and Credit Suisse First Boston. Mr. Ream holds an A.B. in Mathematics from Amherst College.
Paul Strelzick has served as our Executive Vice President, President Worldwide Sales, since February 2014. Prior to such time, Mr. Strelzick served as our Executive Vice President, Worldwide Sales from November 2011 until February 2014, our Senior Vice President, Worldwide Sales from January 2009 to November 2011, our Vice President, Worldwide Sales from January 2008 until January 2009 and as our Vice President, North American Sales from July 2007 until January 2008. Prior to joining the Company, Mr. Strelzick served as Vice President, Sales, for various technology companies, including Uplogix, Inc., a provider of remote network management solutions, from March 2006 until April 2007, MessageOne, Inc., a provider of managed services for email archiving, management and business continuity, from September 2004 until February 2006, Permeo Technologies, Inc., a network security software company, from October 2003 until June 2004 and NetIQ Corporation, a provider of systems and security management solutions, from July 1999 to October 2003. He holds a B.A. in History from the State University of New York (Albany).
Douglas G. Hibberd has served as our Executive Vice President, President Business Operations since February 2014. Prior to such time, Mr. Hibberd served as our Executive Vice President for Strategic Operations from January 2013 to July 2013, our Executive Vice President, Engineering, and General Manager APAC from November 2011 to January 2013, our Senior Vice President, Engineering, and General Manager, APAC from January 2011 to November 2011, our Senior Vice President, Engineering from January 2009 to January 2011, and our Vice President, Product Development from August 2006 until January 2009. Prior to joining the Company, Mr. Hibberd was Vice President, Engineering, at RealVue Simulation Technologies, Inc., a provider of custom simulation software to the commercial, industrial and manufacturing sectors, from September 2004 until May 2006. Mr. Hibberd was Vice President, Engineering at ForwardVue Technologies Inc., a provider of supply chain risk management software and services, from November 2001 until September 2004. He holds a degree as a technician in mechanical engineering from Sydney Technical College and has received a fundamentals of engineering certification from the National Council of Examiners for Engineering.
J. Barton Kalsu has served as our Executive Vice President, Finance and Chief Accounting Officer since October 2013 and served as our Chief Accountant and Senior Vice President, Finance, from November 2011 to October 2013. Mr. Kalsu joined the Company as Chief Accountant and Vice President, Finance in August 2007. Prior to joining the Company, Mr. Kalsu worked for JPMorgan Chase Bank as Vice President, Commercial Banking, from June 2005 until August 2007. From April 2002 until June 2005, Mr. Kalsu worked for Red Hat, Inc. as Senior Director of Finance. He holds a B.S. in Accounting from Oklahoma State University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis provides information regarding our compensation policies, programs and practices during 2014 and, as appropriate, any actions taken since the end of 2014 and prior to the filing of the proxy statement which relate to compensation for 2014 for the Company’s named executive officers (the “NEOs”):

NEO	Position
Kevin B. Thompson	President and Chief Executive Officer
Jason Ream	Executive Vice President, Finance and Chief Financial Officer
J. Barton Kalsu	Executive Vice President, Finance and Chief Accounting Officer
Paul Strelzick	Executive Vice President, President Worldwide Sales
Douglas G. Hibberd	Executive Vice President, President Business Operations
The following discussion and analysis of compensation arrangements of the NEOs for 2014 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
Executive Summary
We design, develop, market, sell and support enterprise-class information technology, or IT, infrastructure management software to IT professionals in organizations of all sizes. For us to compete successfully and grow our business, we must retain, recruit and develop talented, qualified senior executives to manage and lead our Company to achieve the corporate objectives that will promote the short-term and long-term growth of our business, and thereby increase stockholder value. We believe that the compensation paid to our executive officers should be closely aligned with our corporate performance on both a short-term and long-term basis, and that such compensation should assist us in motivating and retaining the key executive officers critical to our long-term success.
2014 Business Highlights
We believe the compensation program for our NEOs in 2014 and prior years was instrumental in helping us achieve strong financial performance in 2014. We recorded the following financial results for the year ended December 31, 2014:

•	Total revenue was $428.7 million for 2014 compared to $335.4 million for 2013, representing an increase of 27.8%;

•	Operating income was $102.3 million, or an operating margin of 23.9% for 2014 compared to $121.7 million, or 36.3% for 2013; and

•	Non-GAAP operating income was $187.0 million, or a non-GAAP operating margin of 43.6% for 2014 compared to $170.4 million, or 50.8% for 2013.
Other business highlights during 2014 include:

•
In June 2014, we acquired Pingdom AB (“Pingdom”), a provider of website and web application monitoring and performance management solutions. The acquisition increased our product offerings and we believe will allow us to leverage the opportunity associated with performance management for critical websites and web applications.

•
During 2014, we repurchased 0.2 million shares of our common stock for an aggregate purchase price of $7.5 million under our share repurchase program, which was approved by our Board of Directors in July 2013. Our share repurchase program expired on July 31, 2014.

Our strong 2014 performance was a critical factor in determining the compensation outcomes for 2014. We believe that a compensation program designed around performance metrics is instrumental in helping us achieve strong financial performance. Mostly as a result of strong year-over-year revenue and non-GAAP operating income growth, both of which were in excess of our expectations, our named executive officers received above-target payouts in 2014.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2014:

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders. As a result, base salary and benefits represented less than 22% of each NEO’s total target compensation at target performance levels for 2014. We consider target performance levels to be achievement of the high end of our financial outlook for revenue and non-GAAP operating income measured on both a quarterly and annual basis.

•
Pay-for-Performance. Our executive compensation program is designed so that our executive officers’ compensation is aligned with our financial performance and stockholder returns. For example, our Chief Executive Officer’s total target compensation at target performance levels for 2014 was $10,071,906 and his realizable pay for 2014 was $12,569,875, or 24.8% above his total target compensation. This higher realizable pay relative to total target compensation compares to our total stockholder return for 2014 of 31.7%, which is above the 75th percentile of total stockholder return among our compensation peer group and above the median total stockholder return of that same peer group of 0.7%. We calculate realizable pay as the sum of actual base salary, bonus, non-equity incentive plan and all other compensation amounts paid during 2014, plus the value of equity awards granted in 2014 revalued as of December 31, 2014.

•
Short-Term Cash Incentives Tied to Revenue and Non-GAAP Operating Income. Our NEOs begin to earn quarterly cash bonuses under our Executive Bonus Plan only if we achieve the low end of our quarterly target ranges for revenue and non-GAAP operating income and receive 100% of their target bonus amount only if we achieve the high end of our quarterly target ranges for revenue and non-GAAP operating income. The low end and high end of our quarterly target ranges for revenue and non-GAAP operating income were equal to the low end and high end, respectively, of our financial outlook for these metrics in each quarter of 2014. Our NEOs may share in any incremental non-GAAP operating income above the high end of our annual target range through our supplemental annual bonus plan, which is not paid until the completion of the full fiscal year subject to approval of our Compensation Committee. The supplemental annual bonus plan reflects our pay for performance philosophy and is balanced with the interests of our stockholders as we aim to retain at least 50% of our non-GAAP operating income in excess of the high end of our annual target as profit for the benefit of stockholders. In 2014, we retained approximately 89% of our incremental non-GAAP operating income for the benefit of our stockholders.

•
Majority of Total Target Compensation is Long-Term Equity Incentive Awards with Multi-Year Vesting Requirements. Over 65% of each of our NEO’s total target compensation at target performance levels for 2014 is in the form of long-term equity incentive awards to align the interests of our NEOs with our stockholders. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with our retention objectives.

•
Double-trigger Change in Control Arrangements. All change in control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company and a qualifying termination of employment before an executive officer is eligible to receive any such payments and benefits).

•
New Equity Plan with Fewer Shares and No Evergreen Feature. Our current active equity compensation plan is our 2008 Equity Incentive Plan (the “2008 Plan”). As of March 1, 2015, there were 10,578,449 shares available for grant under the 2008 Plan. The 2008 Plan also contains an “evergreen” feature that automatically increases the shares available under the 2008 Plan on the first day of each fiscal year by an amount of shares equal to the lesser of (1) 6,000,000 shares and (2) 4.75% of the total number of shares outstanding. We are asking stockholders to approve our new 2015 Performance Incentive Plan (the “2015 Plan”) at the annual meeting. There will be a total of 5,500,000 shares available for grant under the 2015 Plan, which is 5,078,449 shares less than the number of shares currently available under the 2008 Plan. The 2015 Plan will also not contain any evergreen feature. If stockholders approve the 2015 Plan, we will no longer have the ability to grant any new awards under the 2008 Plan after the date of approval. We believe the adoption of the 2015 Plan—with fewer shares and no evergreen feature—demonstrates our commitment to stockholder interests and responsible equity incentive plan share usage.

•
Executive Stock Ownership Guidelines. In November 2014, our management adopted stock ownership guidelines for our executive officers and certain other members of our senior management pursuant to which our Chief Executive Officer must retain an equity interest in the Company that is at least equal to five times his annual base salary and each of our other NEOs must retain an equity interest in the Company that is at least one times the NEO’s annual base salary as of December 31 of each year. For additional information on our executive stock ownership guidelines, see the subsection titled “—Executive Stock Ownership Guidelines.”

•
Broad-based Benefit Programs. Our executive officers participate in a company-matched 401(k) plan and broad-based Company-sponsored health and welfare benefits programs on the same basis as our other eligible, full-time, salaried employees.

•
Limited Other Compensation. We limit all other compensation to our executive officers. For example, we currently do not offer pension arrangements, nonqualified deferred compensation plans or arrangements or significant perquisites to our executive officers.

•	No Gross-ups. Executive officers are not eligible to receive any tax reimbursement payments or “gross-ups” in connection with any severance or change in control payments or benefits.

•
No Hedging or Pledging of Company Stock. We do not permit our executives and directors to engage in short sales, derivatives transactions, hedging or similar transactions involving our securities. We also do not permit our executives and directors to pledge our securities as collateral for a loan.

•
Independent Compensation Committee. The Compensation Committee was comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns.

•
Independent Consultant. The Compensation Committee engaged its own independent compensation consultant to assist with its 2014 compensation reviews. This compensation consultant performed no additional consulting or other services for the Company.

•
Annual Review. The Compensation Committee conducted its annual review and approval of the Company’s compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that such risks are not reasonably likely to have a material adverse effect on the Company.

2014 Stockholder Advisory Vote on Executive Compensation
At our 2014 annual meeting of stockholders, we conducted a stockholder advisory vote on the 2013 compensation of the NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2013 compensation of our NEOs with approximately 95.5% of the votes cast in favor of the proposal. This follows our Say-on-Pay votes for 2012 and 2011 compensation of our NEOs, for which 97.4% and 98.1% of the votes cast, respectively, supported the compensation of our NEOs. We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach.
The Compensation Committee reviewed the stockholder voting results and decided to maintain a substantially similar executive compensation program partly in response to the strong approval by stockholders. Further, any design changes resulting from the Say-on-Pay vote would not typically show up in compensation until the following fiscal year due to the timing of our annual meeting of stockholders compared to the Compensation Committee meeting at which compensation decisions are made.
We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the NEOs. At our 2011 annual meeting of stockholders, our stockholders approved a recommendation that the Say-on-Pay vote be held once every year. Our Board reviewed the results of the vote and determined to hold a Say-on-Pay vote in each of the years following this recommendation from the stockholders. We currently anticipate holding a Say-on-Pay vote each year.
Overview of Compensation Program
Our executive compensation program seeks to attract and retain talented, qualified senior executives to manage and lead our Company and to motivate them to pursue and achieve our corporate objectives. Additionally, we strive to align pay with shareholder value. Therefore, our current compensation program reflects a mix of cash and equity elements to focus executives on not only short-term results, but also long-term success. Our compensation program is designed to:

•	Pay competitively for achieving target levels of performance in order to attract and retain highly qualified executives;

•	Place a significant amount of each executive officer’s total potential compensation “at risk” based on company-wide performance;

•	Align the interests of management and stockholders;

•	Encourage effective use of resources to achieve corporate objectives;

•	Pay for performance by rewarding and differentiating among executives based on the achievement of Company and functional objectives; and

•	Manage risk through oversight and compensation design features and practices that balance short-term and long-term incentives.
The current compensation program primarily consists of base salary, short-term incentives and a long-term equity component, historically in the form of stock options and restricted stock units (“RSUs”). We have discussed each element of the compensation program in more detail in the subsection titled “—Components of Our Compensation Program.”
Our corporate objectives are to increase our total revenue at a high growth rate and to invest in our business to drive our future growth while continuing to deliver high non-GAAP operating margins. We believe that our compensation program design supports these objectives because a significant amount of each executive officer’s total potential compensation is “at risk” based on corporate performance measured against non-GAAP operating income and revenue targets, as well as equity-based to align the interests of our executive officers and stockholders.
Compensation Philosophy
The following key principles guide our compensation decision-making and program design:

•
The elements of the total compensation package are designed to reward the executive management team for achieving our Company objectives, with upside opportunity for exceeding the performance objectives, and to balance achievement of short-term performance objectives with long-term strategic goals.

•	The compensation package is designed to link short-term incentives to the Company’s performance against operational goals in order to motivate and drive execution against our operational goals.

•
The compensation package is designed to link long-term incentives to the creation of shareholder value in order to align the interests of our management with those of our stockholders and drive the creation of long-term shareholder value.

•
Our total compensation program is designed to be highly competitive with those companies with which we compete for executive talent in order to recruit and retain highly qualified executives for critical positions.

•
Pay decisions are made considering a variety of factors, including each executive’s role, skills, experience, performance against individual and Company objectives, internal equity considerations and compensation practices within the Company’s peer group.

The Compensation Committee
The Compensation Committee has the overall responsibility for overseeing the compensation and benefit programs for our executive officers. Members of the committee are appointed by the Board. Messrs. Nye and Sippl and Ms. Siminoff served on the Compensation Committee during 2014. Mr. Waterhouse was appointed as a member of the committee in February 2015 in advance of the expected resignation of Mr. Nye in May 2015. See the section entitled “Corporate Governance—Board Committees—Compensation Committee” for more information regarding the Compensation Committee. The Compensation Committee is responsible for ensuring that our compensation policies and practices support the successful recruitment, development and retention of the executive officer talent required for us to achieve our business objectives.
Participation of Management in Compensation Decisions
We believe that the best way to align executive and stockholder interests is through a compensation program designed with input from management and, as appropriate, external advisors regarding internal, external and business challenges and opportunities facing our Company and our executive officers. In 2014, our President and Chief Executive Officer provided recommendations on executive compensation for our other executive officers and also provided input requested by the Compensation Committee regarding his own compensation, although he was not present during any deliberations related to his own compensation. Our President and Chief Executive Officer, Head of Legal and Business Affairs and Senior Vice President of Human Resources attended certain meetings of the Compensation Committee related to 2014 executive compensation, but were not present during any discussions related to their own compensation. We expect to continue a similar practice in the future.
Compensation Consultants
The Compensation Committee has the authority to retain a compensation consultant to assist it in evaluating the compensation of our Chief Executive Officer and our other executive officers and to approve the consultant’s fees and engagement terms. The Compensation Committee also has the authority to retain other advisors to assist it in fulfilling its responsibilities.
In September 2013, the Compensation Committee engaged Compensia to conduct a review of our executive compensation program and to make recommendations for 2014 compensation for our executive officers. In connection with this engagement, the Compensation Committee undertook a review of the independence of Compensia including, without limitation, consideration of the factors enumerated in applicable SEC rules. Based on the Compensation Committee’s review, the Compensation Committee concluded that Compensia is independent and that Compensia’s engagement did not raise a conflict of interest.
Compensia conducted a review of total compensation, including each component of compensation, for our executive officers by comparing their compensation to the companies in our identified peer group. Our President and Chief Executive Officer reviewed the Compensia report with the Compensation Committee and provided his recommendations along with other information to the Compensation Committee. The Compensation Committee considered the Compensia report and these recommendations in setting the 2014 compensation for our executive officers.
Competitive Market
Our executive compensation program is designed so that total short-term and long-term compensation are competitive with comparable positions at similarly-situated companies so that we are able to attract and retain highly qualified executives to manage and lead our company. In September 2013, our Compensation Committee engaged Compensia to perform an independent review of our peer group. As part of its review, Compensia considered companies for inclusion if they had the following characteristics (1) companies that are primarily systems and application software firms, with other companies selectively considered for inclusion if they have a similar business model, growth trajectory and profitability as us, and (2) trailing 12-month revenue generally ranging from 0.4 times to 2.0 times our trailing 12-month revenue, and (3) trailing 30-day average market capitalization generally ranging from 0.3 times to 3.0 times our trailing 30-day average market capitalization. Based on this review, Compensia recommended several changes to our peer group. LinkedIn Corporation was proposed to be removed from the peer group because it was no longer appropriately sized and exceeded our revenue and market capitalization parameters, while athenahealth, Inc. and HomeAway, Inc. were proposed to be removed from the peer group because they are not primarily systems and application software firms. In their place, Compensia recommended that we include Palo Alto Networks, Inc., Workday, Inc. and Infoblox Inc., companies that when averaged together approximated the median of our revenue and market capitalization parameters. The Compensation Committee accepted Compensia’s recommendations and maintained the same peer group as used in 2013, except for the removal of LinkedIn Corporation, athenahealth, Inc., and HomeAway, Inc. and the addition of Palo Alto Networks, Inc., Workday, Inc. and Infoblox Inc.
We selected the following companies to be our peer group (“2014 Peer Group”) to help establish our 2014 executive compensation program as follows:

CommVault Systems, Inc.	Qlik Technologies Inc.
Concur Technologies, Inc.	RealPage, Inc.
Cornerstone OnDemand, Inc.	Red Hat, Inc.
Fortinet, Inc.	Riverbed Technology, Inc.
Guidewire Software, Inc.	ServiceNow, Inc.
Infoblox Inc.	Sourcefire, Inc.
Jive Software, Inc.	Splunk Inc.
NetSuite Inc.	Workday, Inc.
Palo Alto Networks, Inc.
In 2014, the Compensation Committee generally targeted a total compensation package for NEOs to be at the 75th percentile for comparable positions at similarly-situated companies contingent upon corporate performance at our target performance levels. We believe the 75th percentile is the appropriate target for setting executive compensation as we feel our key operating metrics, including our revenue growth and non-GAAP operating margin, are among the higher amounts in the 2014 Peer Group. For example, our non-GAAP operating margin was the highest among the 2014 Peer Group. We consider target performance levels to be achievement of the high end of our financial outlook for revenue and non-GAAP operating income. We believe that these targets are challenging, but achievable, for our NEOs with excellent execution of our plan. The Compensation Committee used competitive market data as just one factor in making its final compensation determinations and also considered factors specific to a NEO such as skills, experience and qualifications, tenure in the position and individual performance although the Compensation Committee did not assign any specific weights to the various factors considered.
Components of Our Compensation Program
In setting total compensation, the Compensation Committee seeks to achieve the optimal balance between:

•	Fixed and variable (or “at risk”) payments;

•	Short- and long-term pay elements; and

•	Cash and equity-based elements.

Our executive compensation program consists of base salary, cash bonuses based on achievement of short-term objectives, long-term incentives and benefits. We chose to build our executive compensation program around each of the above components because we believe that each individual component is useful in achieving one or more of the objectives of our program and we believe that, together, they have been and will continue to be effective in achieving our overall objectives.
We, initially, review each component separately against similar components of comparable companies in setting the initial value. We, then, evaluate these components on an aggregate basis in order to determine if we have achieved the goal of setting total target compensation at the 75th percentile for the comparable position at similarly-situated companies. The Compensation Committee may make adjustments to compensation based on factors specific to a NEO or if it believes that in the aggregate the components do not achieve the desired goal. As a result, each component is dependent on the other components. We consider every component of compensation, both potential and realized, when determining the amount of each component of compensation.
Each component is described in more detail below.
Base Salary
We pay an annual base salary to our executive officers in order to provide them with a fixed rate of cash compensation during the year. We generally review base salaries of our NEOs on an annual basis and make adjustments based upon a number of factors, including overall performance against our financial and strategic plan; skills, experience and qualifications; assessment of professional effectiveness, consisting of competencies such as leadership, commitment, creativity and team accomplishment; the underlying scope of their responsibilities; their individual performance; salaries for the comparable position of the 2014 Peer Group; and retention concerns.
In October 2013, the Compensation Committee reviewed and discussed the Compensia report detailing, among other things, the salaries of similarly-situated officers of the 2014 Peer Group. The Compensation Committee used this data and the other considerations described above to make a determination on whether base salaries needed to be adjusted for the NEOs. In February 2014, the Compensation Committee approved a 2014 base salary for our Chief Executive Officer based on the Compensia report and the considerations described above. For all NEOs other than our Chief Executive Officer, the Compensation Committee decided to increase all base salaries to the same amount for all members of this group based on this data. The Compensation Committee established one base salary in order to place all members on an equal, fixed rate of cash compensation during the year. The amount was determined based on a holistic view of the salaries of similarly-situated officers of the 2014 Peer Group and the performance of the group as a whole. This decision was also supported by the Compensation Committee's determination that the contribution of each of these NEOs was equally critical to achieve the Company's goals. The Compensation Committee approved the 2014 base salaries of our NEOs to be effective on April 1, 2014 unless otherwise noted below. The table below shows the 2014 base salaries for our NEOs and the percentage increase from the NEO’s prior base salary.

NEO	2014 Base Salary	% Increase
Kevin B. Thompson	$500,000	11.1%
Jason Ream	320,000	10.3
J. Barton Kalsu	320,000	10.3
Paul Strelzick	320,000	14.3
Douglas G. Hibberd (1)	320,000	4.9

(1)	Mr. Hibberd was on an unpaid leave of absence from July 31, 2013 until February 1, 2014. Mr. Hibberd’s 2014 base salary was effective upon return from his leave of absence on February 1, 2014.

Cash Bonuses
Executive Bonus Plan. All of our executive officers participate in our Executive Bonus Plan, which pays cash bonuses upon the achievement of Company performance goals in order to incent management to achieve these performance goals. Our 2014 performance goals were determined by the Compensation Committee based on recommendations from the Board and management. The performance goals we establish may change from year to year and quarter to quarter as we continue to evolve and establish different priorities, but will remain subject to the review and approval of the Compensation Committee.

In 2014, the Compensation Committee established a quarterly target range for revenue and non-GAAP operating income under our Executive Bonus Plan. The low end and the high end of the target range for revenue were equal to the low end and high end, respectively, of our financial outlook for revenue in each quarter of 2014. The low end and the high end of the target range for non-GAAP operating income were based on our financial outlook for non-GAAP operating margin in each quarter of 2014. By selecting these target ranges based on our outlook, we believe that they were challenging, but achievable, for the executives with excellent execution of our plan, and provided the proper incentives to our executives to execute at a high level in order to achieve results consistent with our financial outlook as communicated to our stockholders. Please see our Form 8-K and related press release filed with the SEC on January 29, 2015 for a reconciliation of non-GAAP operating income to GAAP operating income.
In 2014, each NEO’s quarterly bonus was weighted as follows: 65% based on our achievement of the revenue targets and 35% based on our achievement of the non-GAAP operating income targets. After the end of each quarter in 2014, we measured our achievement of the established targets separately based on the actual total revenue and non-GAAP operating income amounts publicly reported for the quarter. If the Company achieved the low end of the target range for either metric, each NEO would be paid 80% of the portion of their target bonus attributable to that metric. If the Company achieved or exceeded the high end of the target range for either metric, each NEO would be paid 100% of the portion of their target bonus attributable to that metric. Above the low end and below the high end of the target range for each metric, the NEO would receive a prorated percentage of that portion of the NEO’s target bonus attributable to that metric as follows:
80% + (20% * (actual quarterly amount – low end quarterly target amount) / (high end quarterly target amount – low end quarterly target amount))
The maximum amount payable to our NEOs under our Executive Bonus Plan for any quarter was 100% of the NEO’s quarterly target bonus although our NEOs were paid a supplemental annual bonus based on the Company’s performance above the high end of the target range for revenue and non-GAAP operating income in 2014 as described below under “Supplemental Annual Bonus.”
Our targets and actual revenue and non-GAAP operating income amounts for each quarter of 2014 were as follows (amounts are in millions):

2014 Period	Low End Revenue Target	High End Revenue Target	Actual Revenue
First Quarter	$92.0	$94.0	$95.9
Second Quarter	96.5	98.5	101.5
Third Quarter	109.0	111.5	112.9
Fourth Quarter	116.2	118.5	118.4

2014 Period	Low End Non-GAAP Operating Income Target	High End Non-GAAP Operating Income Target	Actual Non-GAAP Operating Income
First Quarter	$36.8	$38.5	$40.8
Second Quarter	38.6	40.4	42.7
Third Quarter	44.7	46.8	51.0
Fourth Quarter	47.1	49.2	52.5
In each quarter of 2014, we substantially met or exceeded the high end of our quarterly target ranges for each of revenue and non-GAAP operating income and paid quarterly bonus payments under our Executive Bonus Plan to our participating NEOs equal to their quarterly target bonus amounts.

In February 2014, the Compensation Committee approved the target bonus awards for 2014 for all of our NEOs based on Peer Group comparison, performance-based factors and other competitive conditions. Target bonus award amounts for each quarter in 2014 were calculated based on a percentage of the NEO’s base salary for the applicable quarter and were effective on January 1, 2014 unless otherwise noted below. Actual bonuses earned in 2014 under the Executive Bonus Plan are shown below under “Executive Compensation Tables—Summary Compensation Table” in the “Non-equity Incentive Plan Compensation” column. The table below shows the quarterly target bonus amount for our participating NEOs in 2014:

Participating NEO	2014 Quarterly Target Bonus
Kevin B. Thompson	$150,000
Jason Ream	52,000
J. Barton Kalsu	52,000
Paul Strelzick	80,000
Douglas G. Hibberd (1)	52,000

(1)
Mr. Hibberd was on an unpaid leave of absence from July 31, 2013 until February 1, 2014. Mr. Hibberd’s 2014 quarterly target bonus amount under our Executive Bonus Plan was effective upon his return from his leave of absence on February 1, 2014. Mr. Hibberd’s prorated quarterly target bonus for the first quarter of 2014 was $34,667.

Supplemental Annual Bonus. In addition to the Executive Bonus Plan, we reward our NEOs, for company performance and individual performance during the full year through our discretionary Supplemental Annual Bonus Plan. Payouts under the Supplemental Annual Bonus Plan are subject to our meeting or exceeding our annual targets for revenue and non-GAAP operating income as well as retaining at least 50% of any non-GAAP operating income in excess of our target for the benefit of our stockholders. We believe this provides a better incentive for our employees to perform over the course of the full year to deliver outstanding results. Our NEOs are eligible to receive up to 100% of their annual target bonus amount under the Supplemental Annual Bonus Plan. After the end of the fiscal year, our Compensation Committee determines, in their discretion and with the recommendation of our Chief Executive Officer, whether to pay any of the eligible amount based on company performance and each NEO’s performance during that fiscal year.
We generally set our annual revenue and operating income targets at the high end of the target range set forth for each metric in our financial outlook for the year announced in the first quarter. This amount may be adjusted during the year by our Compensation Committee due to various factors such as acquisitions and actual quarterly performance in excess of our quarterly expectations. In 2014, our annual revenue target was $420.0 million and our annual operating income target was $172.2 million, which is equal to the product of our annual revenue target and our announced non-GAAP operating margin target of 41%. We exceeded both of our revenue and non-GAAP operating income during 2014 and each NEO was therefore eligible to receive up to 100% of his annual target bonus. Based on the our performance and the performance of each NEO, the Compensation Committee elected to pay the full amount to each NEO as shown below under “Executive Compensation Tables—Summary Compensation Table” in the “Bonus” column. We retained, for the benefit of the company and its stockholders, approximately 89% of our non-GAAP operating income in excess of our annual target.
Long-Term Incentives
We utilize long-term equity-based incentives to align the interests of our executive officers with those of our stockholders and to promote a longer-term performance perspective and progress toward achieving our long-term strategy. In addition, equity-based awards provide an important retention tool for us because they historically have been subject to vesting based on continued service. Our 2008 Plan and new 2015 Plan that stockholders are being asked to approve both allow for the grant of stock options, RSUs, restricted stock and other stock-based awards. We have historically granted stock option awards and RSUs to our NEOs.

•
Stock Options. We believe that options provide an appropriate incentive for our NEOs because they will realize value only if the market price of our common stock increases over the exercise price, which aligns our NEOs interests with our stockholders. The exercise price is equal to the fair market value of the Company’s common stock on the grant date, which is the closing price of our common stock as reported by the NYSE. Options are also intended to encourage retention as they are subject to vesting. Options granted to our NEOs typically vest 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, or ratably on a monthly basis over a four or five year vesting period, subject to continued service through each applicable date.

•
Restricted Stock Units. RSUs are linked with stockholder value since the value of RSU grants rise or fall with the stock price. RSUs are also intended to encourage retention as they are subject to vesting. RSUs granted to our NEOs typically vest over four or five years, on each anniversary of the vesting commencement date, subject to continued service through each applicable date.

In 2014, we made an annual grant of equity-based incentives under our 2008 Plan to our NEOs in the first quarter of the year. To better provide the above benefits of each type of equity award in order to achieve the compensation program objectives, the Compensation Committee granted a mix of stock options and RSUs with approximately 50% in the form of stock options and 50% in the form of RSUs based on the value of each equity award using an average stock price over a 30-day period prior to the grant date. These equity grants are designed to reward past performance, align the interests of our executive officers with those of our stockholders and to foster retention of our NEOs. Our Compensation Committee determined the appropriate target value of these equity awards based on a number of factors, including the outstanding and unvested equity awards of each NEO, equity awards received by similarly-situated officers in the 2014 Peer Group and performance-based factors.
In determining the target value of Mr. Thompson’s annual equity grant, the Compensation Committee considered that Mr. Thompson’s overall equity ownership stake in the Company was lower than similarly-situated officers in the 2014 Peer Group. Prior to awarding Mr. Thompson’s 2014 annual equity grant, the Compensation Committee conducted a detailed review of the total potential ownership amounts for the Chief Executive Officers of both comparable peer companies (including several of the members of our 2014 Peer Group) and of similar companies that have had recent initial public offerings. Based on the Compensation Committee’s review, it determined that Mr. Thompson’s total potential ownership amounts were at approximately the 25th percentile relative to the Chief Executive Officers at comparable companies and significantly below the 25th percentile relative to the Chief Executive Officers at similar recently public companies. The Compensation Committee was concerned that Mr. Thompson’s equity interest in the Company was too low, and that awarding him an opportunity to increase his potential equity ownership stake through new equity awards with a multi-year, long-term vesting schedule would better link his long-term interests to those of our stockholders. The Compensation Committee believed that granting Mr. Thompson an annual equity incentive award with a value in excess of his 2013 equity award was necessary to give him the opportunity to earn a meaningful equity ownership position in the Company.
The Compensation Committee also recognized that the unvested portions of Mr. Thompson’s and Mr. Strelzick’s equity awards were below the amounts deemed competitive with the practices of the companies with which we compete for talent. For those reasons, the Compensation Committee increased the value of the annual equity grant to Mr. Thompson and made an additional grant of options and RSUs to Mr. Strelzick that vest over five years. This increase placed Mr. Thompson’s and Mr. Strelzick’s total 2014 target compensation in the 90th percentile of the compensation of similarly-situated officers in the 2014 Peer Group.
The target value of Mr. Hibberd’s annual equity grant was determined based on negotiations with Mr. Hibberd as he returned from his sabbatical leave. The Compensation Committee reviewed the proposed amount in relation to similarly-situated officers in the 2014 Peer Group and deemed it advisable. This equity grant placed Mr. Hibberd’s total 2014 target compensation above the 75th percentile of the compensation of similarly-situated officers in the 2014 Peer Group.
In determining the amount of Mr. Kalsu’s and Mr. Ream’s annual equity grants, the Compensation Committee considered the fact that each was new to his role, each having been promoted to his current position in October 2013, and that each received a recent equity grant in September 2013 in connection with his promotion. Accordingly, the Compensation Committee decided to decrease the annual equity grants to each of Messrs. Kalsu and Ream. This decrease placed the total 2014 target compensation for each of Messrs. Kalsu and Ream in the 25th percentile of the compensation of similarly-situated officers in the 2014 Peer Group. We expect the compensation of each of Messrs. Kalsu and Ream to be in the 50th to 75th percentiles of the compensation of similarly-situated officers in our peer group in future periods.
The grants of equity-based incentives to our NEOs during 2014 are shown below under “Executive Compensation Tables—Grants of Plan-Based Awards in 2014.”
We currently expect to continue to make annual grants of equity-based incentives to our NEOs in the future. We expect future awards to our NEOs to continue to consist of a mix of stock options and RSUs as measured by value, but not necessarily in the same value amounts and equity mix as in 2014. We also may grant other types of equity awards that may be considered "qualified performance-based compensation,” including performance share units, in order for us to obtain a more favorable tax deduction for equity awards under Section 162(m) of the Code.

Severance Benefits
Our NEOs are employed pursuant to employment agreements that provide for the payment of severance benefits for certain types of qualifying terminations of employment as described below under “Executive Compensation Tables—Employment Agreements with Our Executive Officers.” Prior to a change of control, severance benefits are only payable to our current NEOs if their employment is terminated by us without cause—there is no good reason or a constructive termination trigger occurs. Following a change of control, enhanced severance benefits would be payable to each of our NEOs if their employment is terminated by us without cause or as a result of a constructive termination. Our change of control severance benefits are “double-trigger” and would not be triggered solely by the occurrence of a change of control. For information regarding the potential total dollar value of the compensation that would be paid under these arrangements as of December 31, 2014, see below under “Executive Compensation Tables—Potential Payments upon Termination or Change in Control.”
Benefits
Our executive officers are eligible to participate in standard employee benefit plans, including medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to similarly located employees.
We maintain a 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all of our U.S. employees are eligible to participate in this plan. Participants in the 401(k) plan may elect to defer the lesser of 90% of their current compensation or the statutory limit, $17,500 in 2014, whichever is less, and contribute that amount to the 401(k) plan. In 2014, we matched a certain percentage of contributions made by all U.S. employees, including our NEOs. The matching contribution amounts to our NEOs are shown below under “Executive Compensation Tables—Summary Compensation Table” in the column “All Other Compensation.”
We believe these benefits are consistent with or better than those offered by companies with which we compete for employees.
Accounting and Tax Considerations
Section 162(m) of the Code sets a limit of $1.0 million on the amount of compensation paid to our Chief Executive Officer and to certain other highly compensated executive officers, other than the Chief Financial Officer, that may be deducted by us for federal income tax purposes in any fiscal year. The Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years. Although the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, the Compensation Committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions. One of the primary reasons that we have adopted the 2015 Plan that we are asking stockholders to approve at the annual meeting is to preserve the Compensation Committee’s ability to grant “qualified performance-based compensation” that will be deductible by the Company under Section 162(m).
Executive Stock Ownership Guidelines
In November 2014, our management adopted executive stock ownership guidelines that apply to our executive officers and certain other members of our senior management. Pursuant to these guidelines, as of December 31 of each year, our Chief Executive Officer must retain an equity interest in the Company that is at least equal to five times his annual base salary and each of our other NEOs must retain an equity interest in the Company that is at least one times the NEO’s annual base salary. For purposes of our stock ownership guidelines, the value of the equity interest held by a NEO equals the market value of the shares of common stock of the Company over which the NEO is the beneficial owner (as defined under Rule 16a-1(a)(2) under the Exchange Act), including restricted shares and shares subject to outstanding restricted stock units but excluding shares subject to outstanding stock options (whether vested or unvested), calculated based on the closing price of our common stock as listed on the New York Stock Exchange on the applicable determination date. Each executive officer shall have four years to accumulate this equity interest from the later of the implementation of the executive stock ownership guidelines and the date such person became subject to the stock ownership guidelines (the “Accumulation Period”). Prior to the end of the Accumulation Period, our executive officers must maintain a pro-rata amount of equity securities as of December 31 of each year. Following the Accumulation Period, in the event that an executive officer no longer holds the required interest solely as a result of fluctuations in the trading price of our common stock, such executive officer will have two years to regain the required equity interest. As of December 31, 2014, each of our NEOs was in compliance with our executive stock ownership guidelines.
Compensation Policies and Practices and Our Risk Management
We believe that our compensation policies and practices for all employees, including our NEOs, do not create risks that are reasonably likely to have a material adverse effect on us. Specifically, the Compensation Committee believes that the balanced utilization of the various elements of the Company’s executive compensation program:

•	Supports the achievement of revenue growth, earnings and cash performance in variable economic and industry conditions without undue risk; and

•
Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and harm stockholder value.

Limitation of Liability and Indemnification of Directors and Officers
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.
We have also entered into indemnification agreements with our current directors and executive officers. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors’ and officers’ liability insurance for our directors and executive officers.
Compensation Committee Interlocks and Insider Participation
Ms. Siminoff and Messrs. Nye and Sippl served as members of the Compensation Committee in 2014. None of the members of the Compensation Committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE
The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.
We, as members of the Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
SUBMITTED BY THE COMPENSATION COMMITTEEOF THE BOARD OF DIRECTORS
Roger J. Sippl (Chair)
J. Benjamin Nye
Ellen F. Siminoff
Lloyd G. Waterhouse

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

The following table provides information regarding the compensation earned in 2012, 2013 and 2014 by our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)		Total ($)
Kevin B. Thompson	2014	487,500	600,000	4,515,621	4,458,385	600,000	10,400		10,671,906
President and Chief Executive Officer	2013	443,750	324,000	2,298,279	2,827,599	356,625	41,623		6,291,876
	2012	406,250	437,500	2,231,132	2,630,573	437,500	10,000		6,152,955

Jason Ream (6)	2014	312,500	208,000	508,671	502,514	208,000	10,400		1,750,085
Executive Vice President, Finance and Chief Financial Officer	2013	239,746	134,126	1,730,511	1,215,480	75,849	10,200		3,405,912

J. Barton Kalsu	2014	312,500	208,000	582,551	575,348	208,000	10,400		1,896,799
Executive Vice President, Finance and Chief Accounting Officer	2013	260,750	93,741	1,586,459	1,269,625	95,392	10,200		3,316,167
	2012	239,750	107,000	226,006	267,414	106,750	10,000		956,920

Paul Strelzick	2014	310,000	320,000	1,806,248	1,805,657	320,000	25,408	(7)	4,587,313
Executive Vice President, President Worldwide Sales	2013	278,750	168,000	772,607	1,022,804	188,563	18,978		2,449,702
	2012	271,250	271,250	988,926	1,166,487	271,250	10,000		2,979,163

Douglas G. Hibberd (8)	2014	293,333	208,000	1,324,752	1,308,294	190,667	66,738	(9)	3,391,784
Executive Vice President, President Business Operations	2013	163,357	—	772,713	991,214	27,506	32,667		1,987,457
	2012	291,246	145,739	875,994	1,033,388	146,917	65,599		2,558,883

(1)
Unless otherwise noted, the amounts reported in this column represent the supplemental annual bonuses. For a detailed discussion of the supplemental annual bonuses paid for 2014, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Cash Bonuses—Supplemental Annual Bonus.”

(2)
The amounts reported in this column relate to grants of restricted stock units and reflect the aggregate grant date fair value of awards using the closing price of a share of common stock on the grant date computed in accordance with ASC Topic 718. Details regarding the 2014 stock awards can be found in the table “Grants of Plan-Based Awards in 2014” and details regarding the 2013 and 2012 stock awards that are still outstanding can be found in the table “Outstanding Equity Awards as of December 31, 2014.”

(3)
The amounts reported in this column represent the aggregate grant date fair value of option awards computed in accordance with ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2014 may be found in Note 1 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014. Details regarding the 2014 option awards can be found in the table “Grants of Plan-Based Awards in 2014” and details regarding the 2013 and 2012 option awards that are still outstanding can be found in the table “Outstanding Equity Awards as of December 31, 2014.”

(4)
Unless otherwise noted, the amounts reported in this column represent the quarterly cash bonuses paid under the Company’s Executive Bonus Plan. For a detailed discussion of these bonuses, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Cash Bonuses—Executive Bonus Plan.”

(5)	Unless otherwise noted, the amount reported in this column for 2014 represents employer contributions to employees’ 401(k) retirement plan.

(6)
Mr. Ream was not a NEO prior to 2013. Mr. Ream became a NEO when he was appointed Executive Vice President, Finance and Chief Financial Officer in October and served as our Vice President of Growth Strategy for prior periods in 2013. The table reflects all compensation earned by Mr. Ream during 2013 for services to the company in any capacity.

(7)	Includes employer contribution to employee’s 401(k) retirement plan and use of a company corporate apartment for three months.

(8)
Mr. Hibberd was on an unpaid leave of absence effective as of July 31, 2013 until February 1, 2014. All cash compensation amounts paid to Mr. Hibberd during 2012 and 2013 have been converted from AUD to USD using an average of the daily average exchange rate from AUD to USD for each day during the applicable period. The average daily exchange rate for 2012 was 1 AUD = 1.0355 USD. The average daily exchange rate for 2013 was 1 AUD = 0.9678 USD.

(9)
Includes an employer contribution of $40,620 to Mr. Hibberd’s superannuation fund in compliance with the Australian minimum compulsory superannuation laws, relocation expenses and travel expenses for family members.

Grants of Plan-Based Awards in 2014
The following table provides information regarding grants of plan-based awards to each of our NEOs in 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)		All Other Stock Awards: Number of Shares of Stock or Units (2) (#)		All Other Option Awards: Number of Securities Underlying Options (3) (#)		Per Share Exercise Price of Option Awards (4) ($)	Grant Date Fair Value of Stock and Option Awards (5) ($)
		Threshold ($)	Target ($)
Kevin B. Thompson	1/1/2014	42,000	150,000	—		—		—	—
	2/6/2014	—	—	106,350		—		—	4,515,621
	2/6/2014	—	—	—		225,360		42.46	4,458,385
	4/1/2014	42,000	150,000	—		—		—	—
	7/1/2014	42,000	150,000	—		—		—	—
	10/1/2014	42,000	150,000	—		—		—	—

Jason Ream	1/1/2014	14,560	52,000	—		—		—	—
	2/6/2014	—	—	11,980		—		—	508,671
	2/6/2014	—	—	—		25,390		42.46	502,514
	4/1/2014	14,560	52,000	—		—		—	—
	7/1/2014	14,560	52,000	—		—		—	—
	10/1/2014	14,560	52,000	—		—		—	—

J. Barton Kalsu	1/1/2014	14,560	52,000	—		—		—	—
	2/6/2014	—	—	13,720		—		—	582,551
	2/6/2014	—	—	—		29,070		42.46	575,348
	4/1/2014	14,560	52,000	—		—		—	—
	7/1/2014	14,560	52,000	—		—		—	—
	10/1/2014	14,560	52,000	—		—		—	—

Paul Strelzick	1/1/2014	22,400	80,000	—		—		—	—
	2/6/2014	—	—	21,270		—		—	903,124
	2/6/2014	—	—	21,270	(6)	—		—	903,124
	2/6/2014	—	—	—		45,070		42.46	892,016
	2/6/2014	—	—	—		45,070	(7)	42.46	913,641
	4/1/2014	22,400	80,000	—		—		—	—
	7/1/2014	22,400	80,000	—		—		—	—
	10/1/2014	22,400	80,000	—		—		—	—

Douglas G. Hibberd	1/1/2014	9,707	34,667	—		—		—	—
	2/6/2014	—	—	31,200		—		—	1,324,752
	2/6/2014	—	—	—		66,110		42.46	1,308,294
	4/1/2014	14,560	52,000	—		—		—	—
	7/1/2014	14,560	52,000	—		—		—	—
	10/1/2014	14,560	52,000	—		—		—	—

(1)
Represents the formulaic quarterly awards under the Executive Bonus Plan. For a detailed discussion of the quarterly threshold amounts and target bonus amounts, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Cash Bonuses.” The maximum amount for awards under the Executive Bonus Plan was equal to 100% of the quarterly target bonus amounts.

(2)
Represents restricted stock units granted under our 2008 Plan on the dates set forth in this table. Unless otherwise noted, the stock awards granted to our NEOs vest at the rate of 25% on each of the first four anniversaries of the vesting commencement date, subject to continued service through each applicable date.

(3)
Represents stock option awards granted under our 2008 Plan on the dates set forth in this table. The options have a maximum term of ten years. Unless otherwise noted, the option awards granted to our NEOs vest at the rate of 25% of the total number of shares on the first anniversary of the vesting commencement date, with the remainder of the shares vesting ratably over the next 36 months, subject to continued service through each applicable date.

(4)	Value was based on the per share fair market value of our common stock on the date of grant, which was the closing price of our common stock as reported by the NYSE.

(5)	The amounts reported in this column represent the aggregate grant date fair value of the restricted stock unit and option awards computed in accordance with ASC Topic 718.

(6)	The restricted stock units vest at the rate of 20% on each of the first five anniversaries of the vesting commencement date, subject to continued service through each applicable date.

(7)
One-fifth of the shares subject to the option vest on the first anniversary of the date of grant and an additional one sixtieth (1/60th) of the total shares subject to the option vest on the corresponding day of each month thereafter, subject to continued service through each applicable date.

Outstanding Equity Awards as of December 31, 2014
The following table presents certain information concerning outstanding equity awards held by each of our NEOs as of December 31, 2014.

	Option Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)
Kevin B. Thompson	9		—	4.06	7/26/2017	—		—
	198,116		—	10.00	4/23/2019	—		—
	64,800		—	18.87	2/25/2020	—		—
	91,844		1,956	20.06	1/4/2021	—		—
	104,512	(3)	74,648	28.03	1/4/2022	—		—
	36,545	(4)	43,191	53.39	2/6/2023	—		—
	12,122	(3)	20,938	53.39	2/6/2023	—		—
	—		225,360	42.46	2/6/2024	—		—
	—		—	—	—	13,275		661,493
	—		—	—	—	47,759		2,379,831
	—		—	—	—	28,364		1,413,378
	—		—	—	—	4,184	(5)	208,489
	—		—	—	—	106,350		5,299,421

Jason Ream	1,277		—	19.49	2/24/2020	—		—
	4,627		1,719	28.03	1/4/2022	—		—
	1,757		2,078	53.39	2/6/2023	—		—
	14,686	(3)	44,057	39.09	9/11/2023	—		—
	—		25,390	42.46	2/6/2024	—		—
	—		—	—	—	1,563		77,884
	—		—	—	—	4,420		220,249
	—		—	—	—	4,373		217,907
	—		—	—	—	1,328	(6)	66,174
	—		—	—	—	3,757		187,211
	—		—	—	—	23,081	(5)	1,150,126
	—		—	—	—	11,980		596,963

J. Barton Kalsu	9,300		—	18.87	2/25/2020
	10,585	(3)	7,562	28.03	1/4/2022
	2,767	(4)	3,271	53.39	2/6/2023	—		—
	14,686	(3)	44,057	39.09	9/11/2023	—		—
	—		29,070	42.46	2/6/2024	—		—
	—		—	—	—	1,975		98,414
	—		—	—	—	4,838	(5)	241,078
	—		—	—	—	6,444		321,105
	—		—	—	—	23,081	(5)	1,150,126
	—		—	—	—	13,720		683,668

	Option Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)
Paul Strelzick	2,792		—	10.00	4/23/2019	—		—
	4,677		—	18.87	2/25/2020	—		—
	11,725		978	20.06	1/4/2021	—		—
	7,823	(3)	33,087	28.03	1/4/2022	—		—
	11,508	(4)	13,601	53.39	2/6/2023	—		—
	5,721	(3)	9,883	53.39	2/6/2023	—		—
	—	(7)	45,070	42.46	2/6/2024	—		—
	—		45,070	42.46	2/6/2024	—		—
	—		—	—	—	6,650		331,370
	—		—	—	—	21,169	(5)	1,054,851
	—		—	—	—	8,932		445,082
	—		—	—	—	2,050	(5)	102,152
	—		—	—	—	21,270		1,059,884
	—		—	—	—	21,270	(5)	1,059,884

Douglas G. Hibberd	9,712		—	4.35	11/14/2017	—		—
	2,701		—	18.87	2/25/2020	—		—
	3,427		3,428	20.06	1/4/2021	—		—
	7,937	(3)	36,343	28.03	1/4/2022	—		—
	8,778	(4)	17,558	53.39	2/6/2023	—		—
	3,507	(3)	9,645	53.39	2/6/2023	—		—
	—		66,110	42.46	2/6/2024	—		—
	—		—	—	—	3,325		165,685
	—		—	—	—	18,752	(5)	934,412
	—		—	—	—	9,369		466,857
	—		—	—	—	1,586	(5)	79,030
	—		—	—	—	31,200		1,554,696

(1)
Unless otherwise noted, the option awards granted to our NEOs vest at the rate of 25% of the total number of shares on the first anniversary of the vesting commencement date, with the remainder of the shares vesting ratably over the next 36 months, subject to continued service through each applicable date.

(2)
Unless otherwise noted, the stock awards granted to our NEOs are restricted stock units that vest at the rate of 25% on each of the first four anniversaries of the vesting commencement date, subject to continued service through each applicable date.

(3)	One sixtieth (1/60th) of the shares subject to the option vest each month following the date of grant on the corresponding day of the month, subject to continued service through each applicable date.

(4)
One forty-eighth (1/48th) of the shares subject to the option vest each month following the date of grant on the corresponding day of the month, subject to continued service through each applicable date.

(5)	The restricted stock units vest at the rate of 20% on each of the first five anniversaries of the vesting commencement date, subject to continued service through each applicable date.

(6)	The restricted stock units vest at the rate of 50% on each of the first two anniversaries of the vesting commencement date, subject to continued service through each applicable date.

(7)
20% of the shares subject to the option vest on the first anniversary of the date of grant and an additional one sixtieth (1/60th) of the total shares subject to the option vest on the corresponding day of each month thereafter, subject to continued service through each applicable date.

Option Exercises and Stock Vested During 2014
The following table presents certain information regarding stock options exercised by our NEOs and RSUs owned by our NEOs that vested in 2014. The value realized upon the exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options. The value realized upon the vesting of RSUs is based on the closing market price of our common stock on the date of vesting and includes the value of shares withheld to satisfy the executive officer's tax obligations in connection with the vesting event.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin B. Thompson	243,364	9,524,448	48,969	1,982,648
Jason Ream	—	—	14,516	610,045
J. Barton Kalsu	110,784	4,130,205	12,830	543,944
Paul Strelzick	108,000	2,248,823	21,820	882,026
Douglas G. Hibberd	15,954	417,424	17,718	709,478
Trading Plans
We have authorized our executive officers to enter into trading plans established according to Section 10b5-1 of the Exchange Act with an independent broker-dealer (“broker”) designated by us. These trading plans are structured to comply with the requirements of Rule 10b5-1 under the Exchange Act. Additionally, all transactions under the trading plans must be structured so that the executive officer adopting the trading plan maintains compliance with our stock ownership guidelines. Once a plan is adopted, the executive officer no longer has control over the decision to exercise and sell the securities in the plan, unless he or she amends or terminates the trading plan during a trading window. The purpose of such plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of our stock during periods in which the officer would be unable to sell our common stock because material information about us had not been publicly released. As of the record date, all of our executive officers except Mr. Kalsu had an active trading plan.
Employment Agreements with Our Named Executive Officers
We have entered into employment agreements (“Employment Agreements”) with each of our NEOs. The following descriptions of the terms of the employment agreements with our NEOs are intended as a summary only and are qualified in their entirety by reference to the employment agreements filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 23, 2015.
Pursuant to the Employment Agreements, each executive officer is paid a base salary, eligible for bonus compensation and entitled to participate in all employee benefit plans and vacation policies applicable to employees resident in the same jurisdiction and reimbursement of business expenses. In addition, we agreed to provide each executive officer with certain payments and benefits in the event of his termination of employment. Prior to a change of control, severance benefits are only payable to our current NEOs if their employment is terminated by us without cause—there is no good reason or constructive termination trigger. Following a change of control, enhanced severance benefits would be payable to each of our NEOs if their employment is terminated by us without cause or as a result of a constructive termination. Our change of control severance benefits are “double-trigger” and would not be triggered solely by the occurrence of a change of control.
Pursuant to the Employment Agreements with our current executive officers, if the executive officer is terminated other than for “cause,” he will be entitled to receive (i) a lump sum cash severance amount equal to six (6) months of his then current annual base salary in the case of Messrs. Hibberd, Kalsu, Ream and Strelzick and 12 months of his then current annual base salary in the case of Mr. Thompson, (ii) any earned but unpaid incentive compensation payments, and (iii) reimbursement of health and dental care premiums for the executive officer (other than Mr. Hibberd) and his dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent he is eligible for and elects such continued coverage under COBRA. Mr. Hibberd is not entitled to any reimbursement of health and dental care premiums as he and his family are residents of Australia with government-sponsored health care. These severance payments following termination of employment are conditioned upon the executive officer’s signing a release of claims within 74 days of his termination date and not later revoking the release of claims.

Furthermore, pursuant to the Employment Agreements with our current executive officers, if the executive officer is terminated other than for “cause” or in the event of a “constructive termination” during the 12-month period after the effective date of a “change of control,” any of his then-outstanding stock option, restricted stock and restricted stock unit awards would fully vest and he would be entitled to receive (i) any accrued but unpaid salary, vacation or bonus payment, (ii) a lump sum cash severance amount equal to his then current annual base salary in the case of Messrs. Hibberd, Kalsu, Ream and Strelzick and twice his then current annual base salary in the case of Mr. Thompson, (iii) reimbursement of health and dental care premiums for the executive officer (other than Mr. Hibberd) and his dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent he is eligible for and elects such continued coverage under COBRA.
A termination for “cause” occurs under the Employment Agreements if an executive officer’s employment is terminated for any of the following reasons: (i) continued substantial violations of his employment duties or willful disregard of commercially reasonable and lawful directives from his managing executive after the executive officer has received sufficient written demand for performance; (ii) moral turpitude, dishonesty or gross misconduct in the performance of the duties of the position or that has materially and demonstrably injured our finances or future business; (iii) material breach of his employment agreement; or (iv) conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement or the like involving our property. However, the events in (i) will not constitute “cause” if fully cured by the executive officer within 15 days of his receiving notice in the case of Messrs. Kalsu, Ream, Strelzick and Thompson and the events in (iii) will not constitute “cause” if fully cured by the executive officer within 15 days of his receiving notice in the case of Messrs. Hibberd, Kalsu, Ream, Strelzick and Thompson.
Pursuant to the Employment Agreements, “constructive termination” occurs upon any of the following without the executive officer’s express written consent: (i) a material reduction of the powers and duties of employment of the executive officer resulting in a material decrease in his responsibilities; (ii) a material reduction in the executive officer’s pay; (iii) a failure to provide directors’ and officers’ liability insurance coverage for the executive officer; or (iv) a material change in the geographic location of the executive officer’s primary work facility or location. However, no act or event will constitute a “constructive termination” if the Company fully cures that act or event within 30 days of receiving notice from the executive officer. “Change of control” is defined as a transaction or series of transactions where the stockholders of the Company immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company; provided however, that a firmly underwritten public offering of the Company’s common stock shall not be deemed a change of control.
Potential Payments upon Termination or Change in Control
We have entered into employment agreements, described above under “Employment Agreements with Our Executive Officers,” that require specific payments and benefits to be provided to our NEOs in the event of termination of employment. To attract talented, qualified senior executive officers, we believe we must pay severance upon termination without “cause” and in the event of a “constructive termination.” The following table provides the total dollar value of the compensation that would be paid to each of our NEOs in the event of his termination following a change in control, as well as other events resulting in termination of employment, as of December 31, 2014.

	Severance Other Than for Cause		Change in Control
Kevin B. Thompson	Cash payment equal to 12 months of current annual salary	$500,000	Benefits equal to severance other than for cause	$1,267,569
	Bonus amounts earned in 2014 but not paid as of December 31, 2014	750,000	Full vesting in all outstanding equity awards (2)	13,309,071
	12 months of health and dental premiums (1)	17,569	Additional cash payment equal to 12 months of current annual salary	500,000
	Total	$1,267,569	Total	$15,076,640
Jason Ream	Cash payment equal to 6 months of current annual salary	$160,000	Benefits equal to severance other than for cause	$437,569
	Bonus amounts earned in 2014 but not paid as of December 31, 2014	260,000	Full vesting in all outstanding equity awards (2)	3,214,285
	12 months of health and dental premiums (1)	17,569	Additional cash payment equal to 6 months of current annual salary	160,000
	Total	$437,569	Total	$3,811,854

	Severance Other Than for Cause		Change in Control
J. Barton Kalsu	Cash payment equal to 6 months of current annual salary	$160,000	Benefits equal to severance other than for cause	$437,569
	Bonus amounts earned in 2014 but not paid as of December 31, 2014	260,000	Full vesting in all outstanding equity awards (2)	3,346,660
	12 months of health and dental premiums (1)	17,569	Additional cash payment equal to 6 months of current annual salary	160,000
	Total	$437,569	Total	$3,944,229
Paul Strelzick	Cash payment equal to 6 months of current annual salary	$160,000	Benefits equal to severance other than for cause	$570,481
	Bonus amounts earned in 2014 but not paid as of December 31, 2014	400,000	Full vesting in all outstanding equity awards (2)	5,467,965
	12 months of health and dental premiums (1)	10,481	Additional cash payment equal to 6 months of current annual salary	160,000
	Total	$570,481	Total	$6,198,446
Douglas G. Hibberd	Cash payment equal to 6 months of current annual salary	$160,000	Benefits equal to severance other than for cause	$420,000
	Bonus amounts earned in 2014 but not paid as of December 31, 2014	$260,000	Full vesting in all outstanding equity awards (2)	$4,582,240
			Additional cash payment equal to 6 months of current annual salary	$160,000
	Total	$420,000	Total	$5,162,240

*
All cash payments other than health and dental premiums would be one-time lump sum payments made as soon as practicable after termination. Health and dental premiums would be paid by the Company as they become due to the relevant provider.

(1)
Health and Dental Premiums: Value is equal to the total premium amount that would be contributed by the officer and by the Company to the officer’s health and dental insurance coverage for 12 months after termination as of December 31, 2014.

(2)
Vesting in all outstanding equity awards: Value represents the gain the executive officer would receive, calculated as (i) the positive difference between the stock price on December 31, 2014 and the grant price in the case of unvested options or (ii) the stock price on December 31, 2014 for unvested restricted stock units. The stock price on December 31, 2014 was $49.83 per share. All of these outstanding equity awards are subject to time-based vesting restrictions, and none of the awards is subject to any performance-based vesting restrictions.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Compensation Committee and the Board believe that the Company’s executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this proxy statement reflects the Company’s goals of linking Company performance with executive compensation. The Compensation Committee and the Board believe that the executive compensation program is rational and effective in that it aligns the interests of the executives with both the short-term and long-term interests of the Company’s stockholders.
As required pursuant to Section 14A of the Securities Exchange Act, this proposal (the “say-on-pay proposal”) gives you as a stockholder the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this proxy statement, is hereby approved.”
Because this vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will strongly consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this proxy statement. At the Company’s 2011 annual meeting of stockholders, our stockholders approved a recommendation that the say-on-pay proposal be held once every year. Our Board reviewed the results of the vote and determined to hold a vote on this say-on-pay proposal in each of the years following this recommendation from the stockholders. We currently anticipate holding a vote on a similar say-on-pay proposal each year.
Required Vote and Recommendation of the Board for Proposal Three
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal.
Our Board recommends that you vote FOR approval of the above resolution.

PROPOSAL FOUR: SOLARWINDS, INC. 2015 PERFORMANCE INCENTIVE PLAN
General
At the annual meeting, stockholders will be asked to approve the SolarWinds, Inc. 2015 Performance Incentive Plan (the “2015 Plan”), which was adopted, subject to stockholder approval, by our Board effective on March 30, 2015.
The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans are an important attraction, retention and motivation tool for participants in the plans.
Our current active equity compensation plan is our 2008 Equity Incentive Plan (the “2008 Plan”). We adopted the 2008 Plan before our initial public offering in 2009, and as a result we no longer have the ability to grant “qualified performance-based compensation” awards that will be deductible by the Company under Section 162(m) of the Code. We also believe the 2008 Plan contains several plan features that are no longer consistent with public company equity incentive plan best practices. For example, and as described in more detail below, the 2008 Plan contains an “evergreen feature” that automatically increases the shares available for issuance under the 2008 Plan on the first day of each fiscal year and also permits repricing and cash buyouts of underwater options without shareholder approval.
As of March 1, 2015, a total of 10,578,449 shares of the Company’s common stock were then available for new award grants under the 2008 Plan. As described above, the 2008 Plan contains an evergreen feature that automatically increases the shares available for new award grants under the 2008 Plan on the first day of each fiscal year during the term of the plan by an amount of shares equal to the lesser of (1) 6,000,000 shares, (2) 4.75% of the total number of shares outstanding on the last day of the immediately preceding fiscal year and (3) such lesser number of shares as may be determined by the Board.
If stockholders approve the 2015 Plan, no new awards will be granted under the 2008 Plan following the date of the annual meeting (but the 2015 annual equity awards for our non-employee directors will be made under the 2008 Plan prior to the expiration of our grant authority). In addition, the shares available for new award grants under the 2008 Plan following the date of the annual meeting-together with any shares that would otherwise become available in the future under the plan’s evergreen feature - will no longer be available for new award grants under either the 2008 Plan or 2015 Plan. In other words, the shares available for new award grants under the 2008 Plan will not “pour over” and become available for award grants under the 2015 Plan. Instead, the Company will lose the ability to grant these shares as equity compensation awards.
A total of 5,500,000 new shares of the Company’s common stock will be available for awards granted under the 2015 Plan, which is 5,078,449 shares less than the number of shares available for new awards under the 2008 Plan as of March 1, 2015. As a result, if stockholders approve the 2015 Plan, there will be a 5,078,449 reduction in the number of shares we are able to grant as equity compensation awards and the potential dilution to stockholders will be correspondingly reduced. In addition to the 5,500,000 new shares of the Company’s common stock that will be available for awards granted under the 2015 Plan, any shares subject to stock options granted under the 2008 Plan which expire or for any reason are cancelled or terminated without being exercised after December 31, 2014, and any shares subject to restricted stock and restricted stock unit awards granted under the 2008 Plan that are outstanding and unvested on December 31, 2014 that are forfeited, terminated, cancelled or otherwise reacquired by the Company without having become vested will also be available for awards granted under the 2015 Plan. There were a total of 4,768,885 shares subject to outstanding stock options, restricted stock and restricted stock unit awards granted under the 2008 Plan as of December 31, 2014 that may potentially become available under the 2015 Plan.
If stockholders do not approve the 2015 Plan, the Company will continue to have the authority to grant awards under the 2008 Plan. If stockholders approve the 2015 Plan, the termination of our grant authority under the 2008 Plan will not affect awards then outstanding under that plan.
Key Features of the 2015 Plan
Some of the key features of the 2015 Plan are highlighted below. This section is qualified in its entirety by the full text of the 2015 Plan, which appears as Exhibit A to this proxy statement.

•	No Evergreen Feature. Unlike the 2008 Plan, the 2015 Plan does not include any “evergreen feature” that automatically increases the shares available for issuance under the 2015 Plan each year.

•	No Repricings Without Shareholder Approval. Unlike the 2008 Plan, the 2015 Plan prohibits the Company from repricing options and stock appreciation rights (SARs) without shareholder approval.

•	Change in Control Definition. The change in control provisions under the 2015 Plan require the actual occurrence of a qualifying transaction.

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No “Single Trigger” Change in Control Provision. The 2015 Plan does not require automatic vesting of outstanding awards upon the occurrence of a change in control of the Company. Instead, outstanding awards may be assumed, exchanged, or otherwise continued following the change in control, and outstanding awards will only vest if they are not assumed, exchanged or otherwise continued and terminate in connection with the change in control, or if the terms of the individual awards require accelerated vesting.

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No Change in Control Gross-Ups. The 2015 Plan does not include any gross-up payment for golden parachute excise taxes that may be triggered under Sections 280G and 4999 of the Code as a result of a change in control of the Company.

Please see the following section for a more detailed summary of the principal terms of the 2015 Plan.
Summary Description of the 2015 Performance Incentive Plan
The principal terms of the 2015 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2015 Plan, which appears as Exhibit A to this proxy statement.
Purpose. The purpose of the 2015 Plan is to promote the success of the Company and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward selected employees, directors, officers and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.
Administration. Our Board or one or more committees appointed by our Board will administer the 2015 Plan. Our Board has delegated general administrative authority for the 2015 Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2015 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).
The Administrator has broad authority under the 2015 Plan, including, without limitation, the authority:

•	to determine eligibility, to select eligible persons who will receive awards, and to determine the type(s) of award(s) that they are to receive;

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to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, the number of shares to be offered or awarded and the vesting conditions (if any);

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2015 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

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to allow the purchase price of an award or shares of the Company's common stock, as well as any tax related items with respect to the award, to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company's common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•	to approve the form of any award agreements used under the 2015 Plan; and

•	to construe and interpret the 2015 Plan, make rules for the administration of the 2015 Plan, and make all other determinations necessary or advisable for the administration of the 2015 Plan.
No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.
Eligibility. Persons eligible to receive awards under the 2015 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, all of our officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the Company’s six non-employee directors, are considered eligible under the 2015 Plan.

Authorized Shares; Limits on Awards. The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2015 Plan equals the sum of: (1) 5,500,000 shares, plus (2) the number of any shares subject to stock options granted under the 2008 Plan and outstanding on December 31, 2014, which expire, or for any reason are cancelled or terminated, after December 31, 2014 without being exercised, plus (3) the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2008 Plan that are outstanding and unvested on December 31, 2014 that are forfeited, terminated, cancelled, or otherwise reacquired by the Company without having become vested.
The following other limits are also contained in the 2015 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 5,500,000 shares.

•	The maximum number of shares subject to those options and SARs that are granted during any calendar year to any individual under the plan is 3,000,000 shares.

•	The maximum number of shares that may be delivered pursuant to awards granted to non-employee directors under the plan is 3,000,000 shares.

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“Performance-Based Awards” under Section 5.2 of the 2015 Plan granted to a participant in any one calendar year will not provide for payment of more than (1) in the case of awards payable only in cash where the payment amount does not fluctuate based on the fair market value of a share of the Company's common stock, $15,000,000, and (2) in the case of awards payable in shares or where the cash payment amount fluctuates based on the fair market value of a share of the Company’s common stock (and in addition to options and stock appreciation rights which are subject to the limit referred to above), 3,000,000 shares. The foregoing cash and share limits in (1) and (2) above, as well as the separate limit for options and SARs referred to above, are intended as separate limits and may be used in combination.

Following are other rules under the 2015 Plan for counting shares against the applicable share limits of the 2015 Plan:

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Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2015 Plan will again be available for subsequent awards under the 2015 Plan.

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Except as described below, to the extent that shares are delivered pursuant to the exercise of a stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued.

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To the extent that shares are delivered pursuant to the exercise of a SAR, the number of shares actually issued shall be counted against the applicable share limits, as opposed to counting the number of underlying shares as to which the exercise related.

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Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option granted under the 2015 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any stock option or SAR, will again be available for subsequent awards under the 2015 Plan.

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Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any full-value award (i.e., an award other than a stock option or SAR) granted under the 2015 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any full-value award granted under the 2015 Plan, will again be available for subsequent awards under the 2015 Plan.

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To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2015 Plan.

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In the event that shares are delivered in respect of a dividend equivalent right, the number of shares delivered with respect to the award shall be counted against the share limits of the 2015 Plan. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the share limits of the plan.)

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The 2015 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2015 Plan. The Company may not increase the applicable share limits of the 2015 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The 2015 Plan authorizes stock options, SARs, restricted stock, restricted stock units, stock bonuses and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The 2015 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.
A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The Company’s stock options generally may not be transferred to third parties for value and do not include dividend equivalent rights.
The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2015 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Code and the 2015 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.
A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of the Company’s common stock on the date of exercise of the SAR over the base price of the SAR. The base price will be established by the Administrator at the time of grant of the SAR and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. SARs may be granted in connection with other awards or independently. The maximum term of a SAR is ten years from the date of grant. Options and SARs may be fully vested at grant or may be subject to time and/or performance based vesting requirements.
The other types of awards that may be granted under the 2015 Plan include, without limitation, stock bonuses, restricted stock units, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards. Dividend equivalents represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares that are subject to any award (other than stock options or stock appreciation rights), provided that as to any dividend equivalent rights granted in connection with an award granted under 2015 Plan that is subject to performance-based vesting requirements, no dividend equivalent payment will be made unless the related performance-based vesting conditions of the award are satisfied. Any awards may be fully vested at grant or may be subject to time and/or performance based vesting requirements.
Performance-Based Awards. The Administrator may grant awards that are intended to be qualified performance-based awards within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2015 Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities. There can be no assurance, however, that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible.
The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the achievement of performance goals established by the Administrator for purposes of the award. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), non-GAAP operating income, net earnings (before or after interest, taxes, depreciation and/or amortization), earnings per share, non-GAAP earnings per share, return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. To the extent provided by the Administrator, performance targets (or performance against the targets, as the case may be) will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other items specified by the Administrator at the time of establishing the targets.
Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.
Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Assumption and Termination of Awards; Change in Control. If the Company dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, awards then-outstanding under the 2015 Plan will not automatically become fully vested pursuant to the provisions of the 2015 Plan so long as such awards are assumed, substituted for or otherwise continued. However, and subject to limited exceptions set forth in the 2015 Plan, if awards then-outstanding under the 2015 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would become fully vested. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2015 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment.
Transfer Restrictions. Subject to certain exceptions contained in Section 5.7 of the 2015 Plan, awards under the 2015 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).
Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2015 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.
Tax Withholding. Participants in the 2015 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting or payment of other awards. Subject to approval by the Administrator, participants may elect to have the minimum tax withholding obligations satisfied by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or vesting or payment of other awards, or through the delivery of previously acquired shares owned by the participant.
No Limit on Other Authority. Except as expressly provided with respect to the termination of the authority to grant new awards under the 2008 Plan if stockholders approve the 2015 Plan, the 2015 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.
Termination of or Changes to the 2015 Plan. The Board of Directors may amend or terminate the 2015 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of the plan. Unless terminated earlier by the Board of Directors, the authority to grant new awards under the 2015 Plan will terminate on March 30, 2025. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.
Federal Income Tax Consequences of Awards under the 2015 Plan
The U.S. federal income tax consequences of the 2015 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2015 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.
With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.
The current federal income tax consequences of other awards authorized under the 2015 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, SARs, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.
If an award is accelerated under the 2015 Plan in connection with a “change in control” (as this term is used under the Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered).
Furthermore, Section 162(m) of the Code generally limits the deductibility of executive compensation paid to certain of our named executive officers in any one year to $1 million. As described above, an exception to this limitation applies to “qualified performance-based compensation” that satisfies the requirements of the performance-based compensation exception under Code Section 162(m). The Administrator may designate certain awards under the 2015 Plan as intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code.
Specific Benefits under the 2015 Performance Incentive Plan
The Company has not approved any awards that are conditioned upon stockholder approval of the 2015 Plan. The Company is not currently considering any other specific award grants under the 2015 Plan.
As described under “Non-Employee Director Compensation” above, each non-employee director receives compensation for his or her services to the Company. Under our current non-employee director compensation plan, each non-employee director will receive an annual equity grant with a grant date value of $350,000 on the date of our annual meeting of stockholders, comprised of 50% stock options and 50% restricted stock unit awards. As described under “Non-Employee Director Compensation” above, the actual number of options will be calculated using the fair value of the options as calculated on the date of grant using the Black-Scholes option pricing model and the actual number of restricted stock units will be calculated using the closing price of a share of common stock on the grant date. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the applicable dollar amount set forth above into restricted stock units is $50.00 and that the fair value of the options calculated under the Black-Scholes model used for the conversion of the applicable dollar amount set forth above into options is $25.00, the number of shares that would be allocated to our six non-employee directors as a group pursuant to the annual grant formula is approximately 63,000 shares. This amount represents the aggregate number of shares that would be subject to the annual grants under the non-employee director compensation plan for 2016 through 2025 (the ten remaining years in the term of the 2015 Plan if our stockholders approve this proposal) based on the foregoing assumptions. This calculation also assumes that there are no new eligible directors who would receive initial equity awards under our non-employee director compensation plan, there continue to be six eligible directors seated and there are no changes to the awards granted under the non-employee director compensation plan.
The Company cannot project the grants that may be made to the Company’s officers and employees because such grants are made at the discretion of the Compensation Committee. If the 2015 Plan had been in existence during 2014, the Company expects that its award grants for 2014 would not have been substantially different from those actually made in that year under the 2008 Plan. For information regarding stock-based awards granted to the Company’s named executive officers during 2014, see the material under the heading “Executive Compensation” above.
Potential Dilution
The following paragraphs include additional information to help stockholders assess the potential dilutive impact of our equity awards and the 2015 Plan.
In order to help stockholders calculate the total number of shares of the Company’s common stock subject to outstanding awards and available for the grant of new awards (what’s commonly referred to as the Company’s “overhang”), the following table shows the total number of shares of the Company’s common stock that were subject to outstanding restricted stock and restricted stock unit awards granted under the 2008 Plan, that were subject to outstanding stock options granted under the 2008 Plan, and that were then available for new award grants under the 2008 Plan as of December 31, 2014 and as of March 1, 2015. As of each date in the following table, the restricted stock, restricted stock unit and stock option awards reflected in the table were the only outstanding awards under the 2008 Plan. Because there will be fewer shares available under the 2015 Plan than under the 2008 Plan, the following table includes shares that will no longer be available for future grants if stockholders approve the 2015 Plan, as described above.

	As of December 31, 2014	As of March 1, 2015
Shares subject to outstanding restricted stock and restricted stock unit awards	2,271,647	2,836,524
Shares subject to outstanding stock options	2,497,238	3,030,213
Shares available for new award grants (prior to adoption of the 2015 Plan)	12,199,186	10,578,449
In addition to the 2008 Plan, the Company also has outstanding awards under the 2005 Amended and Restated Stock Incentive Plan (the “2005 Plan”). There were zero shares of the Company’s common stock available for new award grants under the 2005 Plan as of December 31, 2014 and as of March 1, 2015. As of December 31, 2014 and as of March 1, 2015, there were zero shares of stock subject to outstanding stock and stock unit awards and 259,251 and 201,704 shares of stock subject to outstanding options granted under the 2005 Plan.
Other than the 2015 Plan, the 2008 Plan and the 2005 Plan, the Company does not have any other plans or arrangements in place under which shares of the Company’s common stock are eligible to be awarded or under which there are outstanding awards with respect to shares of the Company’s common stock.
As of December 31, 2014, the Company’s outstanding stock options had a weighted average exercise price of $34.06 and a weighted average remaining term of 7.55 years. As of March 1, 2015, the Company’s outstanding stock options had a weighted average exercise price of $37.32 and a weighted average remaining term of 7.96 years.
The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three years was 74,166,416 shares issued and outstanding in 2012, 75,181,652 shares issued and outstanding in 2013, and 75,476,406 shares issued and outstanding in 2014. The number of shares of the Company’s common stock issued and outstanding as of December 31, 2014 and March 1, 2015 was 75,911,349 shares and 76,351,222 shares, respectively. As of the Company’s March 20, 2015 record date, the number of shares of the Company’s common stock issued and outstanding was 76,364,382 shares.
In order to help stockholders calculate the Company’s share usage over the last three years (what’s commonly referred to as the Company’s “burn rate”), the total number of shares of the Company’s common stock subject to awards that the Company granted under the 2008 Plan over the last three years, and through March 1, 2015, are reported below. No performance-based awards were granted in any of the time periods below.

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1,462,992 shares in 2012 (which was 2% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2012), of which 883,302 were subject to stock option awards, and 579,690 were subject to stock and stock unit awards;

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2,254,522 shares in 2013 (which was 3% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2013), of which 925,120 were subject to stock option awards, and 1,329,402 were subject to stock and stock unit awards;

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2,129,737 shares in 2014 (which was 3% of the weighted-average number of shares of the Company’s common stock issued and outstanding in 2014), of which 813,107 were subject to stock option awards, and 1,316,630 were subject to stock and stock unit awards;

•	1,634,695 shares in 2015 through March 1, 2015, of which 599,960 were subject to stock option awards, and 1,034,735 were subject to stock and stock unit awards.
The Compensation Committee anticipates that the 5,500,000 new shares under the 2015 Plan (together with any shares subject to outstanding awards under the 2008 Plan that become available under the 2015 Plan) will provide the Company with flexibility to continue to grant equity awards under the 2015 Plan through approximately the end of 2018. However, this is only an estimate, in our judgment, based on current circumstances. The total number of shares that are awarded under the plan in any one year or from year-to-year may change based on any number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of the Company’s employees, changes in the number of the Company’s directors and officers, the need to attract, retain and incent key talent, the type of awards the Company grants, the amount of any dividend payments, the extent to which any applicable performance-based vesting requirements are satisfied and how the Company chooses to balance total compensation between cash and equity-based awards.
As of March 20, 2015, the Company's record date, the closing market price for a share of the Company’s common stock was $50.44 per share.

Equity Compensation Plan Information
The following table provides information as of December 31, 2014, with respect to shares of our common stock that may be issued, subject to certain vesting requirements, under our existing equity compensation plans, the 2008 Plan and the 2005 Plan. For each of the 2008 Plan and 2005 Plan, the following table sets forth the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2014.
Equity Compensation Plan Information

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	5,028,136	(1)	$18.67	(2)	12,199,186	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	5,028,136		$18.67		12,199,186
(1) Of these shares, 2,497,238 were subject to options then outstanding under the 2008 Plan, 2,271,647 were subject to stock unit awards then outstanding under the 2008 Plan, 259,251 were subject to options then outstanding under the 2005 Plan, and zero were subject to stock unit awards then outstanding under the 2005 Plan.
(2) This weighted-average exercise price does not reflect the shares that will be issued upon the payment of outstanding restricted stock units.
(3) Represents shares of common stock available for issuance for all types of awards available under our 2008 Plan as of December 31, 2014. No new awards will be granted under the 2008 Plan following the date of the annual meeting if stockholders approve the 2015 Plan. This table includes shares that will no longer be available for future grants if stockholders approve the 2015 Plan, as described above.
Required Vote and Recommendation of the Board for Proposal Four
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal.
Our Board recommends that you vote FOR approval of the above resolution.

PROPOSAL FIVE: ADJOURNMENT OR POSTPONEMENT OF ANNUAL MEETING
This proposal permits stockholders who are present at the annual meeting, either in person or by proxy, to provide for the adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are insufficient shares present or voting affirmatively at the time of the annual meeting either (1) to establish a quorum; or (2) if a quorum is present, to approve Proposals One through Four. If a quorum is not present, we may ask our stockholders to vote only upon the adjournment proposal for the purpose of soliciting additional proxies for a vote on the remaining Proposals. If a quorum is present, we may ask our stockholders to vote only on the adjournment proposal and not on any of Proposals One through Four or on one or more, but not all, of the Proposals and adjourn the annual meeting with respect to one or more of the Proposals for the purpose of soliciting additional proxies for the Proposals not voted on.
We currently do not intend to propose adjournment of the annual meeting if there are sufficient votes to establish quorum and approve each of Proposal One through Four.
Required Vote and Recommendation of the Board for Proposal Five
You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal.
Our Board recommends that you vote FOR approval of the above resolution.

OTHER MATTERS
As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the notice of annual meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.
We will pay all expenses in connection with the solicitation of proxies for the annual meeting. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronically, in writing or in person, without receiving any extra compensation for such activities.
Accompanying this proxy statement and posted on our website with this proxy statement, is our 2014 Annual Report. A copy of our 2014 Annual Report, as filed with the SEC, is available free of charge on the investor relations portion of our website at www.solarwinds.com.
The Board of Directors of SolarWinds, Inc.
Austin, Texas
April 3, 2015

EXHIBIT A
SOLARWINDS, INC.
2015 PERFORMANCE INCENTIVE PLAN

1.    PURPOSE OF PLAN
The purpose of this SolarWinds, Inc. 2015 Performance Incentive Plan (this “Plan”) of SolarWinds, Inc., a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.
2.    ELIGIBILITY
The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.
3.    PLAN ADMINISTRATION

3.1
The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2
Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)
grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, and establish the events of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d)
construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations necessary under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)
accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)
adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)
determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)
determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.
Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.3
Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4
Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.
4.    SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1
Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2
Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)	5,500,000 shares of Common Stock, plus

(2)
the number of any shares subject to stock options granted under the Corporation’s 2008 Equity Incentive Plan (the “2008 Plan”) and outstanding on December 31, 2014 which expire, or for any reason are cancelled or terminated, after December 31, 2014 without being exercised, plus;

(3)
the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2008 Plan that are outstanding and unvested on December 31, 2014 that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested.

provided that in no event shall the Share Limit exceed 10,268,885 shares (which is the sum of the 5,500,000 shares set forth above, plus the aggregate number of shares subject to awards previously granted and outstanding under the 2008 Plan as of December 31, 2014).
The following limits also apply with respect to awards granted under this Plan:

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 5,500,000 shares.

(b)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 3,000,000 shares.

(c)
The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to non-employee directors under this Plan is 3,000,000 shares. For this purpose, a “non-employee director” is a member of the Board who is not, at the time of grant of the award, an officer or employee of the Corporation or one of its Subsidiaries.

(d)	Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.
Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3
Awards Settled in Cash, Reissue of Awards and Shares. Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Except as provided below, to the extent that shares of Common Stock are delivered pursuant to the exercise of a stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares issued. To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right granted under this Plan, the number of shares actually issued in respect of such exercise shall be counted against the applicable share limits under Section 4.2, as opposed to counting the number of underlying shares as to which the exercise related. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any stock option granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any stock option or stock appreciation right granted under this Plan, shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award granted under this Plan that is not a stock option grant or a stock appreciation right grant (a “Full Value Award”), as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any Full-Value Award granted under this Plan, shall be available for subsequent awards under this Plan. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of Section 4.2 of this Plan). (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the share limits of this Plan). Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4
Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.    AWARDS

5.1
Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are (subject, in each case, to the no repricing provisions of Section 3.2):

5.1.1    Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.
5.1.2    Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options.

In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.
5.1.3    Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.
5.1.4    Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance-based vesting requirements or the unvested portion of a stock unit award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate.

5.2
Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees (“Qualifying Options” and “Qualifying SARS,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1    Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.
5.2.2    Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, non-GAAP operating income or any combination thereof. These terms are used as applied under GAAP (to the extent the term is a GAAP financial measure) or in the financial reporting or records of the Corporation or of its Subsidiaries (to the extent the term is a non-GAAP financial measure). To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The terms of the Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other items specified by the Administrator at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.
5.2.3    Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be subject to Performance-Based Awards (including Performance-Based Awards payable in shares of Common Stock and Performance-Based Awards payable in cash where the amount of cash payable upon or following vesting of the award is determined with reference to the fair market value of a share of Common Stock at such time) that are granted to any one participant in any one calendar year shall not exceed 3,000,000 shares (counting such shares on a one-for-one basis for this purpose), either individually or in the aggregate, subject to adjustment as provided in Section 7.1; provided that this limit shall not apply to Qualifying Options and Qualifying SARs (which are covered by the limit of Section 4.2(b)). The aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the fair market value of a share of Common Stock upon or following the vesting of the award) and granted to that participant in any one calendar year shall not exceed $15,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.
5.2.4    Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.
5.2.5    Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.
5.2.6    Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders last approved this Plan, subject to any subsequent extension that may be approved by stockholders.

5.3
Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4
Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5
Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•
subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6
Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the New York Stock Exchange (the “Exchange”) for the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were reported on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.
5.7.1    Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2    Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).
5.7.3    Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)
the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)
the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8
International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency.

6.    EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1
General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2
Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.

6.3
Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.    ADJUSTMENTS; ACCELERATION

7.1
Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.
It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.
Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2
Corporate Transactions - Assumption and Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, conversion or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); any exchange of Common Stock or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a sale of all or substantially all the business, stock or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.
The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.
In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.
Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3
Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.    OTHER PROVISIONS

8.1
Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2
No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3
No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4
Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5
Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)
The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

(b)
The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

(c)
In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6	Effective Date, Termination and Suspension, Amendments.
8.6.1    Effective Date. This Plan is effective as of March 30, 2015, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.
8.6.2    Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.
8.6.3    Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.
8.6.4    Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.
8.6.5    Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7
Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Construction; Severability.
8.8.1    Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.
8.8.2    Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.
8.8.3    Plan Construction.

(a)
Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b)
Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become s ubject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.9
Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10
Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11
Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12
No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof, as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13
Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

8.14
Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
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P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SOLARWINDS, INC. 7171 SOUTHWEST PARKWAY BUILDING 400 AUSTIN, TX 78735 ATTN: CORPORATE SECRETARY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors	For	Against	Abstain
01 Ellen F. Siminoff	☐	☐	☐

02 Lloyd G. Waterhouse	☐	☐	☐
				For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain
5. Provide for the adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are insufficient shares present or voting affirmatively at the time of the annual meeting either (1) to establish a quorum; or (2) if a quorum is present, to approve Proposals One through Four.

				☐	☐	☐
2. Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

3. Approve, on a non-binding basis, the compensation paid to the Company's named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in the Proxy Statement.
	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

4. Approve the SolarWinds, Inc. 2015 Performance Incentive Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BLOCK]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

SOLARWINDS, INC. Annual Meeting of Stockholders May 14, 2015 8:30 AM CDT This proxy is solicited by the Board of Directors.

The undersigned stockholder(s) of SolarWinds, Inc. (the “Company”) hereby appoint(s) Kevin B. Thompson and Jason Ream, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of the Company's common stock that the stockholder(s) is/are entitled to vote at the Company’s annual meeting of stockholders to be held at 8:30 AM, CDT on May 14, 2015, at 7171 Southwest Parkway, Building 500, Austin, Texas, U.S.A. 78735, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side